UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SINCLAIR BROADCAST GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 5, 2023

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Sinclair Broadcast Group, Inc. The annual meeting on May 18, 2023 will be held at Sinclair’s corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time.

To listen to the teleconference of the annual meeting, stockholders should either login via the internet at https://www.webcaster4.com/Webcast/Page/2063/47815, or call 888-506-0062 for toll free access or 973-528-0011 for international access and reference participant access code 334144. Those planning to listen should connect to the teleconference or webcast at least 10 minutes prior to the start of the meeting.

Please note that stockholders will not be able to vote or revoke a proxy through the teleconference or webcast, nor participate actively. Therefore, to ensure that your vote is counted at the annual meeting, we strongly encourage you to vote your shares using one of the methods indicated in the enclosed proxy materials, or through your broker, bank or other nominee’s voting instruction form. Stockholders of record may still attend the meeting and revoke their proxy at any time before it is voted.

In accordance with the Securities and Exchange Commission (“SEC”) e-proxy rules, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 5, 2023 to people who, according to our records, owned our common stock as of the close of business on March 24, 2023. The Notice describes the matters to be considered at the annual meeting and how stockholders can access the proxy materials online. It also provides instructions on how stockholders can vote their shares. If you received the Notice, you will not receive a printed version of the proxy materials unless you request one. If you would like to receive a printed version of the proxy materials, free of charge, please follow the instructions on the Notice.

As always, your vote on these matters is very important. We urge you to review carefully the enclosed materials and to return your proxy promptly. The proxy materials are also available at
http://www.astproxyportal.com/ast/26141.

Sincerely,

David D. Smith
Chairman of the Board
and Executive Chairman

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance at the meeting to our stockholders of record as of March 24, 2023. Registration will begin at 9:30 a.m. and seating will begin at 9:45 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of March 24, 2023 (record date). Cameras (including the use of cellular/smart phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

YOUR VOTE IS IMPORTANT— To vote your shares, please follow the instructions on the Notice or execute and return the enclosed proxy card
promptly, whether or not you plan to attend the
Sinclair Broadcast Group, Inc. annual meeting.

SINCLAIR BROADCAST GROUP, INC.
10706 Beaver Dam Road
Hunt Valley, Maryland 21030

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on May 18, 2023.

The proxy statement and 2022 annual report to stockholders are available at
http://www.astproxyportal.com/ast/26141.

Dear Stockholders:

The annual meeting of Sinclair Broadcast Group, Inc. (sometimes referred to in this Proxy Statement as the “Company” or “Sinclair” or “we” or “us”) will be held on May 18, 2023 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030* at 10:00 a.m. local time for the following purposes:

1.The election of nine directors, each for a one-year term;
2.The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
3.To hold a non-binding advisory vote on our executive compensation;
4.To hold a non-binding advisory vote on the frequency of advisory votes on our executive compensation; and
5.The consideration of any other matters as may properly come before the annual meeting.

You will be able to vote your shares at the annual meeting if you were a stockholder of record at the close of business on March 24, 2023. Your vote at the annual meeting is very important to us.

BY ORDER OF THE BOARD OF DIRECTORS

J. Duncan Smith, Secretary

Baltimore, Maryland
April 5, 2023

* To listen to the teleconference of the annual meeting, stockholders should either login via the internet at https://www.webcaster4.com/Webcast/Page/2063/47815, or call 888-506-0062 for toll free access or 973-528-0011 for international access and reference participant access code 334144. Those planning to listen should connect to the teleconference or webcast at least 10 minutes prior to the start of the meeting. As always, we encourage you to vote your shares prior to the annual meeting.

INFORMATION ABOUT THE 2023 ANNUAL MEETING AND VOTING

The Annual Meeting
The annual meeting will be held on May 18, 2023 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time.

This Proxy Solicitation
In accordance with the Securities and Exchange Commission (“SEC”) e-proxy rules, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 5, 2023 to people who, according to our records, owned our common stock as of the close of business on March 24, 2023. The Notice describes the matters to be considered at the annual meeting and how stockholders can access the proxy materials online. It also provides instructions on how stockholders can vote their shares. If you received the Notice, you will not receive a printed version of the proxy materials unless you request one. If you would like to receive a printed version of the proxy materials, free of charge, please follow the instructions on the Notice.

We are sending you this Notice because our Board of Directors (the “Board”) is seeking a proxy to vote your shares at the annual meeting. This proxy statement is intended to assist you in deciding how to vote your shares. Proxy materials are also available at http://www.astproxyportal.com/ast/26141.

We are paying the cost of soliciting these proxies. In addition to solicitation by mail, our directors, officers, employees, and agents may solicit proxies by telephone, internet, or otherwise. These directors, officers, and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold our common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners of our common stock for their reasonable expenses incurred in forwarding such materials.

Voting Your Shares
Stockholders of Record. You may vote your shares at the annual meeting either in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot. Ballots for registered stockholders to vote in person will be available at the annual meeting. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the registered holder of those shares. As the registered stockholder, you can ensure your shares are voted at the meeting by following the instructions on the Notice to vote your shares by telephone, the Internet, or, if you requested a printed version of the proxy card, by mail.

We have described in this proxy statement all the proposals that we expect will be made at the annual meeting. If either a stockholder or we properly present any other proposal at the meeting, we will use your proxy to vote your shares on the proposal in our best judgment.

If you received a proxy card, it will be valid only if you sign, date, and return it in time for it to be received by us before the annual meeting scheduled to be held on May 18, 2023. If you complete the proxy card, except for the voting instructions, the shares will be voted as recommended by the Board of Directors.

Beneficial Owners. Most of our stockholders hold their shares through a broker, bank, trustee or another nominee, rather than registered directly in their name (which is often referred to as “street name”). In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials, including a notice enabling you to receive proxy material through the mail, are being forwarded to you by your broker, bank, trustee, or nominee. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Brokers, banks, and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction cards. If you are a beneficial owner of shares, you cannot vote in person at the annual meeting unless you have a proper power of attorney from your broker. Votes directed through a broker must be received by us before the annual meeting.

If you hold your shares in street name with a broker and you do not tell your broker how to vote or provide the broker with a voting instruction form, your broker cannot vote on your behalf for the election of director nominees (Proposal 1), for the advisory vote on our executive compensation (Proposal 3), or for the advisory vote on the frequency of advisory votes on our executive compensation (Proposal 4).

Revoking Your Proxy
If you decide to change your vote, you may revoke your proxy at any time before it is voted at the annual meeting. You may revoke your proxy by any one of three ways:
•you may notify our Secretary in writing that you wish to revoke your proxy at the following address: Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland, 21030, Attention: J. Duncan Smith, Vice President and Secretary. We must receive your notice before the time of the annual meeting;
•you may submit a proxy dated later than your original proxy; or
•you may attend the annual meeting and vote, but merely attending the annual meeting will not by itself revoke a proxy; you must: (i) obtain a ballot and vote your shares to revoke the proxy; and (ii) in the case of shares held in street name, you must obtain a proper power of attorney from your broker to vote your shares.

Vote Required for Approval
Shares Entitled to Vote. On March 24, 2023 (the record date), the following shares were issued and outstanding and had the votes indicated:
•45,481,625 shares of Class A Common Stock, each of which is entitled to one vote on each of the proposals; and
•23,775,056 shares of Class B Common Stock, each of which is entitled to ten votes on each of the proposals.
Quorum. The presence in person or by proxy of stockholders, who possess a majority of all votes entitled to be cast at the annual meeting, represents a “quorum,” which must be present at the annual meeting in order to transact business. A quorum will be present if 141,616,095 votes are represented at the annual meeting, either in person (by the stockholders) or by proxy. If a quorum is not present, a vote cannot occur. In deciding whether a quorum is present, abstentions and broker non-votes (where a broker or nominee is not permitted to vote on a matter and has not received voting instructions from the beneficial owner) will be counted as shares that are represented at the annual meeting.

Votes Required. The votes required on each of the proposals are as follows:

Proposal 1: Election of Nine Directors	The nine nominees for director who receive the most votes will be elected. This is called a “plurality.” If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either for or against the nominee. Broker non-votes are not counted as votes cast for nominees for director and will not affect the outcome of the proposal.
Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the Audit Committee’s selection of the independent registered public accounting firm. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.
Proposal 3: A Non-Binding Advisory Vote on Our Executive Compensation	The approval of our executive compensation is by a non-binding, advisory vote which we will take into consideration when determining executive compensation. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal. Broker non-votes are not counted in evaluating the results of the vote.
Proposal 4: A Non-Binding Advisory Vote on the Frequency of Advisory Votes on Our Executive Compensation	Stockholders may vote, on a non-binding, advisory basis, how often we hold an advisory vote on our executive compensation. Stockholders may choose to select the frequency of the vote to occur every one, two, or three years. We will consider the outcome when determining the frequency. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal. Broker non-votes are not counted in evaluating the results of the vote.
Additional Information
We are making available our annual report for the year ended December 31, 2022, including consolidated financial statements, to all stockholders entitled to vote at the annual meeting together with this proxy statement. The annual report includes details on how to get additional information about us. The annual report does not constitute a part of the proxy solicitation material. Proxy materials are also available to registered stockholders and to beneficial owners at http://www.astproxyportal.com/ast/26141.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for election to the Board of Directors are:

David D. Smith
Frederick G. Smith
J. Duncan Smith
Robert E. Smith
Laurie R. Beyer
Benjamin S. Carson, Sr.
Howard E. Friedman
Daniel C. Keith
Benson E. Legg

Our current Board of Directors consists of the nine nominees above. Each director will be elected to serve for a one-year term, unless he or she resigns or is removed before his or her term expires, or until his or her replacement is elected and qualified. Each of the nominees listed above is currently a member of the Board of Directors and each of them has consented to serve as a director if elected. More detailed information about each of the nominees is available in the section of this proxy statement titled Directors, Executive Officers, and Key Employees.

If any of the nominees cannot serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees. If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees. Alternatively, the Board of Directors may also decide to leave the Board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board.

The Amended and Restated Articles of Incorporation provides that our business shall be managed by a Board of Directors of not less than three and not more than thirteen directors with the number of directors to be fixed by the Board of Directors from time to time. The Board of Directors has presently established the size of the Board at nine members. Proxies for the annual meeting may not be voted for more than nine nominees.

Messrs. David D. Smith, J. Duncan Smith, and Robert E. Smith and Dr. Frederick G. Smith (collectively, the “Controlling Stockholders”) are brothers and have entered into a stockholders’ agreement pursuant to which they have agreed to vote for each other as candidates for election to the Board of Directors until December 31, 2025. The Controlling Stockholders own collectively 80.7% of the total voting power as of March 17, 2023.

The Board of Directors recommends a vote FOR each of the nominees to the Board of Directors.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has sole responsibility for the selection of our independent registered public accounting firm and has appointed PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2023. The Board of Directors recommends ratification of this appointment by the stockholders. Although ratification by our stockholders is not a prerequisite to the power of the Audit Committee to appoint PwC as our independent registered public accounting firm, our Board of Directors and the Audit Committee believe such ratification to be advisable and in the best interest of the Company. Accordingly, stockholders are being requested to ratify, confirm, and approve the appointment of PwC as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2023. If the stockholders do not ratify the appointment of PwC, the Audit Committee will reevaluate the engagement of the independent registered public accounting firm; however, the Audit Committee has no obligation to change its appointment based on stockholder ratification. Even if the appointment is ratified, the Audit Committee, in its discretion, may nevertheless appoint another independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the stockholders. PwC audited the Company’s financial statements for the fiscal year ended December 31, 2022.

A representative of PwC is expected to attend the annual meeting. The PwC representative will have the opportunity to make a statement if he or she desires to do so.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023.

PROPOSAL 3: A NON-BINDING ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are submitting an advisory “say-on-pay” resolution for stockholder consideration.

As described in the Compensation Discussion and Analysis section of this proxy statement, we believe that our executive compensation is designed to support our long-term success by attracting and retaining talented senior executives, by aligning the long-term interests of our executive officers with those of our stockholders, and by tying executive pay to company and/or individual performance. We urge stockholders to read the Compensation Discussion and Analysis, as well as the Summary Compensation Table and related tables and narrative that follow it. This information provides detailed information regarding our executive compensation policy and procedures, as well as the compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosures.”

This say-on-pay vote is advisory only, and therefore not binding on the Company, the Compensation Committee, or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and will consider any stockholder concerns and whether any actions are necessary to address those concerns. We currently conduct an advisory vote on executive compensation every three years, and following our 2023 annual meeting of stockholders, we expect to conduct the next advisory vote at our 2026 annual meeting of stockholders.

The Board of Directors recommends a vote FOR the approval of our executive compensation.

PROPOSAL 4: A NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON OUR EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act, we are asking stockholders to vote on whether future advisory votes on our named executive officers’ compensation should occur every year, every two years, or every three years. Based on a stockholder vote at the 2017 annual meeting, stockholders currently cast this advisory vote every three years. After careful consideration, the Board of Directors believes that submitting the advisory vote on executive compensation on a triennial basis (i.e., once every three years) is appropriate for our stockholders and the Company at this time, because executive compensation is based in part on long-term performance which can be better evaluated over three years.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Company, the Compensation Committee, or the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to our compensation program.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year, or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation.

The Board of Directors recommends a vote for every 3 YEARS for the frequency of the advisory vote on our executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were 70,282,451 shares of our common stock issued and outstanding on March 17, 2023, consisting of 46,507,395 shares of Class A Common Stock and 23,775,056 shares of Class B Common Stock. The following table shows how many shares were owned by the following categories of persons as of that date:

•persons known to us who beneficially own more than five percent (5%) of the shares;
•each director and each executive officer described on the “Summary Compensation Table”; and
•directors and all executive officers as a group.

	Shares of Class B Common Stock Beneficially Owned (a)		Shares of Class A Common Stock Beneficially Owned			Percent of Total Voting Power (c)
Name	Number	Percent	Number		Percent (b)
David D. Smith †	6,911,072	29.1%	9,963,022	(d)	18.4%	25.3%
J. Duncan Smith †	6,538,740	27.5%	6,576,714	(e)	12.4%	23.0%
Robert E. Smith †	6,180,104	26.0%	6,232,211	(f)	11.8%	21.8%
Frederick G. Smith †	3,000,000	12.6%	3,501,713	(g)	7.1%	10.7%
Steven A. Thomas	—	—	3,362,170	(h)	6.7%	1.2%
Christopher S. Ripley	—	—	3,275,376	(i)	6.6%	1.1%
Paul Wallace	—	—	3,002,964	(j)	5.9%	1.1%
Lucy A. Rutishauser	—	—	318,132	(k)	*	*
Robert D. Weisbord	—	—	209,430	(l)	*	*
David B. Gibber	—	—	160,405	(m)	*	*
Daniel C. Keith	—	—	46,670		*	*
Howard E. Friedman	—	—	41,955	(n)	*	*
Benson E. Legg	—	—	27,270		*	*
Laurie R. Beyer	—	—	16,670		*	*
Benjamin S. Carson, Sr.	—	—	10,122		*	*
HG Vora Capital Management, LLC	—	—	4,750,000	(o)	9.4%	1.7%
330 Madison Avenue, 20th Floor
New York, NY 10017
The Vanguard Group, Inc.	—	—	4,624,858	(p)	9.2%	1.6%
100 Vanguard Boulevard
Malvern, PA 19355
Contrarius Investment Management Limited	—	—	4,339,964	(q)	8.6%	1.5%
2 Bond Street
St. Helier, Jersey JE2 3NP, Channel Islands
GAMCO Investors, Inc.	—	—	3,835,466	(r)	7.6%	1.3%
One Corporate Center
Rye, NY 10580
BlackRock, Inc.	—	—	3,531,066	(s)	7.0%	1.2%
55 East 52nd Street
New York, NY 10055
All directors and executive officers as a group
(16 persons)	22,629,916	95.2%	30,494,062	(t)	41.7%	81.2%

* Less than 1%
† The address for such beneficial owner is 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.

(a)By virtue of a stockholders’ agreement by and among David D. Smith, Dr. Frederick G. Smith, J. Duncan Smith, and Robert E. Smith, each of the Smith brothers is required to vote all of his Class A and Class B Common Stock in favor of the other Smith brothers to cause their election as directors. Consequently, each of the Smith brothers may be deemed to beneficially own the shares of common stock individually owned by the other Smith brothers. Nevertheless, each of the Smith brothers disclaims beneficial ownership of the shares owned by the other Smith brothers.
(b)The percentage of Class A Common Stock beneficial ownership assumes the conversion of Class B Common Stock individually held to Class A Common Stock plus any options and SARs outstanding and convertible to Class A Common Stock within sixty days for the respective beneficial owner, but not any other beneficial owner.
(c)Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share except for votes relating to “going private” and certain other transactions. The Class A Common Stock and the Class B Common Stock vote together as a single class except as otherwise may be required by Maryland (or other applicable) law on all matters presented for a vote. Holders of Class B Common Stock may at any time convert their shares into the same number of shares of Class A Common Stock. This column sets forth the voting power each reporting person has on the matters on which shares of Class B Common Stock have ten votes per share, and the voting power the reporting persons as a group have on such matters.
(d)Includes 6,911,072 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, including 6,000,000 shares of Class B Common Stock held in several irrevocable trusts established by David D. Smith for the benefit of family members; 338,400 shares of Class A Common Stock held in irrevocable trusts established by David D. Smith; 803,178 shares of Class A Common Stock held in trust for the David D. Smith Family Foundation; 162,553 shares of Class A Common Stock in a limited liability company controlled by David D. Smith; 607,154 shares of Class A Common Stock; 15,690 shares of Class A Common Stock held in the 401(k) Plan; 381,242 shares of restricted Class A Common Stock; and shares of Class A Common Stock related to 743,733 outstanding and exercisable SARs with exercise prices ranging from $15.97 to $27.48 per share. The number of shares of Class A Common Stock that would be issued upon exercise of the SARs is determined by dividing the amount from the difference between the aggregate market value of the shares underlying the SARs and the aggregate exercise price of the SARs by the market share price on the date of exercise. There would have been no shares of Class A Common Stock issued, assuming that all of the vested, in-the-money, outstanding and exercisable SARs were exercised on March 17, 2023, based on the closing value of a share of Class A Common Stock on March 17, 2023 of $12.65 and the underlying exercise prices of the vested, in-the-money SARs.
(e)Includes 6,538,740 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, including 1,232,054 shares of Class B Common Stock held in irrevocable trusts established by J. Duncan Smith for the benefit of family members; 22,580 shares of Class A Common Stock held in custodial accounts established by J. Duncan Smith for the benefit of family members, of which he is the custodian; 185 shares of Class A Common Stock; and 15,209 shares of Class A Common Stock held in the 401(k) Plan.
(f)Includes 6,180,104 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, including 121,750 shares of Class B Common Stock held in a trust established by Robert E. Smith for the benefit of family members; 47,270 shares of Class A Common Stock; 4,000 shares of Class A Common Stock in a jointly held account with immediate family members; and 837 shares of Class A Common Stock held in the 401(k) Plan.
(g)Includes 3,000,000 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock; 300,000 shares of Class A Common Stock held in irrevocable trusts established by Frederick Smith for the benefit of family members; 189,000 shares of Class A Common Stock; and 12,713 shares of Class A Common Stock held in the 401(k) Plan.

(h)Includes 23,770 shares of Class A Common Stock held by Mr. Thomas and his spouse as tenants by the entirety; 1,500,000 shares of Class B Common Stock held of record by the David D. Smith/BECS 2023, Series I Irrevocable Trust for which Mr. Thomas serves as the sole trustee, each of which is convertible into one share of Class A Common Stock; 1,500,000 shares of Class B Common Stock held of record by David D. Smith/MJSS 2023, Series I Irrevocable Trust for which Mr. Thomas serves as the sole trustee, each of which is convertible into one share of Class A Common Stock; 84,600 shares of Class A Common Stock held of record by the BECS 2012 Irrevocable Trust U/A December 27, 2012 for which Mr. Thomas serves as a co-trustee; 84,600 shares of Class A Common Stock held of record by JBCS 2012 Irrevocable Trust U/A December 27, 2012 for which Mr. Thomas serves as a co-trustee; 84,600 shares of Class A Common Stock held of record by MJSS 2012 Irrevocable Trust U/A December 27, 2012 for which Mr. Thomas serves as a co-trustee; and 84,600 shares of Class A Common Stock held of record by DBS 2012 Irrevocable Trust U/A December 27, 2012 for which Mr. Thomas serves as a co-trustee.
(i)Includes 375,000 shares of Class A Common Stock underlying outstanding stock options, with exercise prices ranging from $27.36 to $33.85; 302,583 shares of Class A Common Stock held in a revocable trust; 3,029 shares of Class A Common Stock held in the 401(k) Plan; 189,287 shares of restricted Class A Common Stock; and shares of Class A Common Stock related to 2,405,477 outstanding and exercisable SARs with exercise prices ranging from $15.97 to $33.80 per share. The number of shares of Class A Common Stock that would be issued upon exercise of the SARs is determined by dividing the amount from the difference between the aggregate market value of the shares underlying the SARs and the aggregate exercise price of the SARs by the market share price on the date of exercise. There would have been no shares of Class A Common Stock issued, assuming that all of the vested, in-the-money, outstanding and exercisable SARs were exercised on March 17, 2023, based on the closing value of a share of Class A Common Stock on March 17, 2023 of $12.65 and the underlying exercise prices of the vested, in-the-money SARs.
(j)Includes 2,964 shares of Class A Common Stock held directly by Mr. Wallace; 1,500,000 shares of Class B Common Stock held of record by the David D. Smith/JBSS 2023, Series I Irrevocable Trust for which Mr. Wallace serves as the sole trustee, each of which is convertible into one share of Class A Common Stock; and 1,500,000 shares of Class B Common Stock held of record by the David D. Smith/DBS 2023, Series I Irrevocable Trust for which Mr. Wallace serves as the sole trustee, each of which is convertible into one share of Class A Common Stock.
(k)Includes 8,398 shares of Class A Common Stock held in the 401(k) Plan; 76,100 shares of restricted Class A Common Stock; 6,062 shares held in the Employee Stock Purchase Plan; and shares of Class A Common Stock related to 227,572 outstanding and exercisable SARs with exercise prices ranging from $27.48 to $33.05 per share. The number of shares of Class A Common Stock that would be issued upon exercise of the SARs is determined by dividing the amount from the difference between the aggregate market value of the shares underlying the SARs and the aggregate exercise price of the SARs by the market share price on the date of exercise. There would have been no shares of Class A Common Stock issued, assuming that all of the vested, in-the-money, outstanding and exercisable SARs were exercised on March 17, 2023, based on the closing value of a share of Class A Common Stock on March 17, 2023 of $12.65 and the underlying exercise prices of the vested, in-the-money SARs.
(l)Includes 3,672 Class A Common Stock, 3,905 shares of Class A Common Stock held in the 401(k) Plan; 91,607 shares of restricted Class A Common Stock; 10,246 shares held in the Employee Stock Purchase Plan; and shares of Class A Common Stock related to 100,000 outstanding and exercisable SARs with an exercise price of $33.75 per share. The number of shares of Class A Common Stock that would be issued upon exercise of the SARs is determined by dividing the amount from the difference between the aggregate market value of the shares underlying the SARs and the aggregate exercise price of the SARs by the market share price on the date of exercise. There would have been no shares of Class A Common Stock issued, assuming that all of the vested, in-the-money, outstanding and exercisable SARs were exercised on March 17, 2023, based on the closing value of a share of Class A Common Stock on March 17, 2023 of $12.65 and the underlying exercise prices of the vested, in-the-money SARs.

(m)Includes 2,091 shares of Class A Common Stock held in the 401(k) Plan; 56,522 shares of restricted Class A Common Stock; 1,959 shares held in the Employee Stock Purchase Plan, and shares of Class A Common Stock related to 99,833 outstanding and exercisable SARs with exercise prices ranging from $27.48 to $33.05 per share. The number of shares of Class A Common Stock that would be issued upon exercise of the SARs is determined by dividing the amount from the difference between the aggregate market value of the shares underlying the SARs and the aggregate exercise price of the SARs by the market share price on the date of exercise. There would have been no shares of Class A Common Stock issued, assuming that all of the vested, in-the-money, outstanding and exercisable SARs were exercised on March 17, 2023, based on the closing value of a share of Class A Common Stock on March 17, 2023 of $12.65 and the underlying exercise prices of the vested, in-the-money SARs.
(n)Includes 35,295 shares pledged as collateral under personal loans or for margin accounts.
(o)As set forth in the Schedule 13G filed by HG Vora Capital Management, LLC with the SEC on February 12, 2021, HG Vora Capital Management is deemed to be the beneficial owner of, and has sole voting and dispositive power with respect to, 4,750,000 shares.
(p)As set forth in the Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 9, 2023, Vanguard Group is deemed to be the beneficial owner of 4,624,858 shares, has shared voting power with respect to 112,143 of those shares, has shared dispositive power with respect to 154,303 of those shares, and has sole dispositive power with respect to 4,470,555 of those shares. The Vanguard Group, Inc. is an investment adviser in accordance with Section 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(q)As set forth in the Schedule 13G/A filed by Contrarius Investment Management Limited and Contrarius Investment Management (Bermuda) Limited (together, a “group” in accordance with Section 13d-1(b)(1)(ii)(K) of the Exchange Act) with the SEC on February 7, 2023, each Contrarius entity is deemed to be the beneficial owner of, and have shared voting and dispositive power with respect to, 4,339,964 shares.
(r)As set forth in the Schedule 13D/A filed by GAMCO Investors, Inc. (GBL) with the SEC on October 31, 2022, Mario J. Gabelli and various entities which he directly or indirectly controls, including Gabelli Funds, LLC (Gabelli Funds), GAMCO Asset Management, Inc. (GAMCO), MJG Associates, Inc., Gabelli & Company Investment Advisors, Inc., Teton Advisors, Inc., Gabelli Foundation, Inc. (Foundation), GGCP, Inc. (GGCP), GBL, Associated Capital Group, Inc. (AC), and Mario J. Gabelli are deemed to be the beneficial owner of 1,044,800 shares, 2,544,916 shares, 70,800 shares, 13,250 shares, 32,000 shares, 40,000 shares, 39,000 shares, no shares, 24,000 shares, and 26,700 shares, respectively. Mario Gabelli is deemed to have beneficial ownership of the securities beneficially owned by each of the foregoing persons. AC, GBL, and GGCP are deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons other than Mario Gabelli and the Foundation. Each of the foregoing persons discloses that it has sole voting and dispositive power with respect to the shares it beneficially owns, except that (i) GAMCO does not have authority to vote 90,100 of the reported shares (ii) Gabelli Funds has sole dispositive and voting power with respect to the shares of the Company held by the funds for which Gabelli Funds provides advisory services (the Funds) so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the proxy voting committee of each Fund shall respectively vote that Fund’s shares, (iii) at any time, the proxy voting committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations, and (iv) the power of Mario Gabelli, AC, GBL, and GGCP is indirect with respect to securities beneficially owned directly by other reporting persons.
(s)As set forth in the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 31, 2023, BlackRock is deemed to be the beneficial owner of 3,531,066 shares, has sole dispositive power with respect to all of those shares, and has sole voting power with respect to 3,396,721 of those shares.
(t)Includes shares of Class A Common Stock that may be acquired pursuant to options and SARs that are or will be exercisable within 60 days of March 17, 2023.

DIRECTORS, EXECUTIVE OFFICERS, AND KEY EMPLOYEES

Set forth below is certain information relating to our directors, executive officers, and certain key employees.

Name	Age	Title
Directors
David D. Smith	72	Executive Chairman, Chairman of the Board, and Director
Frederick G. Smith	73	Vice President and Director
J. Duncan Smith	69	Vice President, Secretary, and Director
Robert E. Smith	59	Director
Laurie R. Beyer	59	Director
Benjamin S. Carson, Sr.	71	Director
Howard E. Friedman	57	Director
Daniel C. Keith	68	Director
Benson E. Legg	75	Director

Executive Officers and Key Employees
Christopher S. Ripley	46	President / Chief Executive Officer
Lucy A. Rutishauser	58	Executive Vice President / Chief Financial Officer
Robert D. Weisbord	60	Chief Operating Officer and President / Broadcast
David B. Gibber	41	Senior Vice President / General Counsel
Brian S. Bark	54	Executive Vice President / Chief Information Officer
David R. Bochenek	60	Senior Vice President / Chief Accounting Officer
Justin L. Bray	43	Senior Vice President / Treasurer
Jeffrey E. Lewis	66	Vice President / Chief Compliance Officer
Delbert R. Parks, III	70	President of Technology
Scott H. Shapiro	47	Executive Vice President, Corporate Development and Strategy
Kenneth A. Solomon	60	President / Tennis Channel Inc.
Donald H. Thompson	56	Executive Vice President / Chief Human Resources Officer

Members of the Board of Directors are elected for one-year terms and serve until their successors are duly elected and qualified. Executive officers are appointed by the Board of Directors annually to serve for one-year terms and serve until their successors are duly appointed and qualified.

Messrs. David D. Smith, J. Duncan Smith, and Robert E. Smith and Dr. Frederick G. Smith are brothers and have entered into a stockholders’ agreement pursuant to which they have agreed to vote for each other as candidates for election to the Board of Directors until December 31, 2025.

Profiles

David D. Smith has served as Executive Chairman since January 2017 and Chairman of the Board since September 1990. Until January 2017, Mr. Smith served as President and Chief Executive Officer since 1988. Mr. Smith founded Comark Communications, Inc., a company engaged in the manufacture of high-power transmitters for UHF television stations, and was an officer and director of Comark until 1986. He also was a principal in other television stations prior to serving as a General Manager of WPMY (formerly WCWB-TV) from 1984 until 1986. In 1986, Mr. Smith was instrumental in the formation of Sinclair Broadcast Group, Inc. Mr. Smith serves as a member of the Board of Directors of MileOne Autogroup, Inc., and the majority of its direct and indirect subsidiaries, Cunningham Communications Inc., and Keyser Investment Group, Inc. and is a partner of Gerstell Development, LP.

Based on Mr. Smith’s (i) more than thirty-five years of experience and expertise in the television broadcast industry, (ii) extensive industry knowledge and innovative thinking, (iii) understanding of the challenges, opportunities, and risks faced by us and the industry, and (iv) valuable, significant stockholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should continue to serve as a director for the Company.

Dr. Frederick G. Smith has served as Vice President of Sinclair since 1990 and as a Director since 1986. Prior to joining Sinclair in 1990, Dr. Smith was an oral and maxillofacial surgeon engaged in private practice and was employed by Frederick G. Smith, M.S., D.D.S., P.A., a professional corporation of which Dr. Smith was the sole officer, director and stockholder. Dr. Smith serves as a member of the Board of Directors or Trustees of the Freven Foundation, Gerstell Academy, University of Maryland at Baltimore Foundation, Cunningham Communications Inc., and Keyser Investment Group, Inc., as well as partner of Gerstell Development, LP, and Beaver Dam, LLC.

Based on Dr. Smith’s (i) more than thirty years of experience in the television broadcast industry and (ii) valuable, significant stockholder perspective, the Board believes Dr. Smith has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Dr. Smith should continue to serve as a director for the Company.

J. Duncan Smith has served as Vice President, Secretary and as a Director since 1986. Prior to that, he built and operated the following television stations: WPMY (formerly WCWB-TV) in Pittsburgh, Pennsylvania; WTTE-TV in Columbus, Ohio; WIIB-TV in Bloomington, Indiana; and WTTA-TV in Tampa / St. Petersburg, Florida. In addition, Mr. Smith worked for Comark Communications, Inc., a company engaged in the manufacture of high-power transmitters for UHF television stations. Mr. Smith serves as a member of the Board of Directors of The High Rock Foundation, Cunningham Communications Inc., Keyser Investment Group, Inc., and The Boys’ Latin School of Maryland, as well as partner of Gerstell Development, LP and Beaver Dam, LLC.

Based on Mr. Smith’s (i) more than thirty-five years of experience in the television broadcast industry and (ii) valuable, significant stockholder perspective; and (iii) cybersecurity experience, the Board believes Mr. Smith has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should continue to serve as a director for the Company.

Robert E. Smith has served as a Director since 1986. He served as Vice President and Treasurer of Sinclair from 1988 to June 1998, at which time he resigned from his position as Vice President and Treasurer. In March 1997, Mr. Smith started RSMK LLC, a commercial real estate investment company. Prior to 1986, he assisted in the construction of several television stations including WTTE-TV in Columbus, Ohio and also worked for Comark Communications, Inc., a company engaged in the manufacture of high-power transmitters for UHF television stations. Mr. Smith serves as a member of the Board of Directors of Nextgen Foundation Charitable Trust, Gerstell Academy, Keyser Investment Group, Inc., Cunningham Communications, Inc., and Stages Music Arts, as well as partner of Gerstell Development LP, Beaver Dam LLC, and Laker Partners, LLC.

Based on Mr. Smith’s (i) more than thirty-five years of experience in the television broadcast industry and (ii) valuable, significant stockholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should continue to serve as a director for the Company.

Laurie R. Beyer has served as a Director since April 2021. Since October 2017, Ms. Beyer has served as the Executive Vice President and Chief Financial Officer of Greater Baltimore Medical Center, an acute and sub-acute care medical center whose main campus is located in Towson, MD. From January 2006 to October 2017, Ms. Beyer served as Senior Vice President and Chief Financial Officer of Union Hospital of Cecil County (currently ChristianaCare, Union Hospital), a full-service community hospital located in Elkton, MD. Prior to that, Ms. Beyer held financial management positions at St. Agnes Hospital (currently Ascension Saint Agnes Hospital), Sinai Hospital and the former Liberty Medical Center, all in Baltimore, MD. From July 1986 to January 1989, Ms. Beyer was an auditor with Arthur Andersen LLP, an accounting firm. She is a member of the Maryland Association of Certified Public Accountants and a committee financial expert as defined by the SEC. She has served on various not-for-profit boards including local chapters of the YMCA and Boys and Girls Club, and has served in various volunteer roles over the past 20 years for the Maryland Healthcare Financial Management Association and has co-chaired the Annual Conference for the past five years.

Based on Ms. Beyer’s (i) extensive accounting, finance, and management experience, (ii) ability to serve as an audit committee financial expert as defined by the SEC; and (iii) cybersecurity experience, the Board believes Ms. Beyer has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Ms. Beyer should continue to serve as a director for the Company.

Dr. Benjamin S. Carson, Sr. has served as a Director since June 2022. Dr. Carson recently served as the 17th Secretary of the U.S. Department of Housing and Urban Development (HUD) from 2017 to 2021. At HUD, he led the agency in many programs focused on advancing economic opportunity; providing safe, fair and affordable housing; spurring reinvestment in communities; reducing homelessness; assisting and promoting self-sufficiency to underserved and vulnerable populations; and helping disaster victims, while emphasizing fiscal responsibility and reduction of regulatory barriers. During his tenure as HUD Secretary, Dr. Carson also led the collaboration of eight federal agencies to establish the White House Council on Eliminating Regulatory Barriers to Affordable Housing. Prior to serving as HUD Secretary, Dr. Carson had a distinguished career in the field of medicine where he performed thousands of surgeries and served in many leadership positions, including Director of the Division of Pediatric Neurosurgery at the Johns Hopkins Medical Institutions from 1984 to 2013 and as a Professor of Neurological Surgery, Oncology, Plastic Surgery and Pediatrics at the Johns Hopkins Medical Institutions from 1999 to 2013. Dr. Carson also currently serves on the Board of Directors of D.R. Horton, Inc. and Covenant Logistics Group, Inc., and he has prior experience serving on the Board of Directors of Costco Wholesale Corporation and Kellogg Company.

Based on Dr. Carson’s prior experience as the Secretary of HUD coupled with his experience as a member of the boards of directors of several other publicly-traded companies, the Board believes Dr. Carson has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Dr. Carson should continue to serve as a director for the Company.

Howard E. Friedman has served as a Director since January 2015. He is the founding Partner of Lanx Management LLC, a hedge “fund of funds” as well as having been the Co-Founder, Publisher & Chief Executive Officer of Watermark Press, Inc. From 2006 to 2010, Mr. Friedman served as President and then Chairman of the Board of the American Israel Public Affairs Committee (“AIPAC”). In 2007 and in 2009, Washington Life Magazine listed Mr. Friedman as one of the 100 most powerful people in Washington D.C. From 2010 to 2012, he served as the President of the American Israel Educational Foundation, the charitable arm of AIPAC. He is the past Chair of the Board of The Associated: Jewish Community Federation of Baltimore. Mr. Friedman has served as President of the Baltimore Jewish Council and as President of JTA-The Global News Service of the Jewish People. He currently serves as the Honorary Chairman of the Board of the Union of Orthodox Jewish Congregations of America. In addition, Mr. Friedman serves on the boards of Touro College and University System, Talmudical Academy, the Simon Wiesenthal Center, and Lightstone Value Plus REIT I, Inc.

Based on Mr. Friedman’s extensive skills in finance, management, and investment matters, the Board believes Mr. Friedman has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Friedman should continue to serve as a director for the Company.

Daniel C. Keith has served as a Director since May 2001. Mr. Keith is the President and Founder of the Cavanaugh Group, Inc., a Baltimore-based investment advisory firm founded in October 1995. Prior to establishing the Cavanaugh Group, Inc., Mr. Keith was Vice President, Senior Portfolio Manager, and Director of the Investment Management division of a local financial services company since 1985. During this time, he served as Chairman of the Investment Advisory Committee and was a member of the Board of Directors. Mr. Keith has been advising clients since 1979. He serves as a member of the Boards of Trustees of The High Rock Foundation.

Based on Mr. Keith’s extensive skills in finance, management, and investment matters, the Board believes Mr. Keith has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Keith should continue to serve as a director for the Company.

Hon. Benson E. Legg has served as a Director since January 2019. Judge Legg clerked for the honorable Frank A. Kaufman of the United States District Court for the District of Maryland from 1973 until 1974, after which he joined the law firm of Venable, Baetjer & Howard (now known as Venable LLP) in 1975. He became a partner of the firm in 1982 and remained in private practice until 1991 when he was confirmed as a Federal Judge. He was nominated to the Federal Court by President George H. W. Bush in September 1991 and was a member of the Court until he retired in February 2013. Judge Legg served as Chief Judge of the United States District Court for the District of Maryland from 2003 to 2010. Since retiring, Judge Legg has served as an arbitrator and mediator with JAMS, a global provider of dispute resolution services and is a Board member of the Maryland Chapter of Trout Unlimited.

Based on Judge Legg’s prior experience as a practicing attorney and Judge for the United States District Court, coupled with his knowledge of federal law, the Board believes Judge Legg has acquired the experience, qualifications, attributes, and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Judge Legg should continue to serve as a director for the Company.

Christopher S. Ripley has served as President & Chief Executive Officer since January 2017. From April 2014 to January 2017, he served as Chief Financial Officer. Prior to Sinclair, Mr. Ripley was a managing director at UBS Investment Bank’s Global Media Group and served as head of the Los Angeles office where he managed, advised and structured various financings and merger and acquisition transactions in the broadcast and entertainment sectors. Prior to UBS, Mr. Ripley was a principal in Prime Ventures and an analyst at Donaldson Lufkin & Jenrette.  Mr. Ripley graduated from the University of Western Ontario, Richard Ivey School of Business, with a Bachelor of Arts in Honors Business Administration. Mr. Ripley also serves as an Investor Director of Diamond Sports Group, an independently managed and unconsolidated subsidiary of Sinclair.

Lucy A. Rutishauser has served as Executive Vice President / Chief Financial Officer since February 2020. She served as Senior Vice President / Chief Financial Officer from March 2018 until February 2020, as Senior Vice President / Chief Financial Officer / Treasurer from January 2017 to March 2018, as Senior Vice President / Corporate Finance / Treasurer from December 2013 to January 2017, as Vice President / Corporate Finance / Treasurer from November 2002 to December 2013, as Treasurer from March 2001 to November 2002, and as Assistant Treasurer from 1998 until March 2001. From 1996 to 1997, Ms. Rutishauser was the Assistant Treasurer for Treasure Chest Advertising Company. From 1992 to 1996, Ms. Rutishauser served as Director of Treasury for Integrated Health Services, Inc. From 1988 to 1992, Ms. Rutishauser held various treasury positions with Laura Ashley, Inc. and the Black and Decker Corporation. Ms. Rutishauser graduated magna cum laude from Towson University with a Bachelor of Science degree in Economics and Finance and received her M.B.A., with honors from the University of Baltimore. Ms. Rutishauser is a member of the National Institute of Investor Relations, the Media Financial Management Association, and the Association of Finance Professionals. Ms. Rutishauser is a Board and Audit Committee member of Learning Undefeated, a Board member of CAST.ERA, and a Board member of First Fruits Farm, Inc.

Robert D. Weisbord has served as Chief Operating Officer and President / Broadcast since February 2022. Prior to that, he served as President / Broadcast and Chief Advertising Revenue Officer since August 2020, President / Broadcast from January 2020 to August 2020, Senior Vice President / Chief Revenue Officer from December 2017 to January 2020, Chief Operating Officer of Sinclair Digital Group from January 2014 to December 2017, Vice President / New Media from June 2010 to January 2014, and Director of Digital Interactive Marketing from 2008 to June 2010. From 1997 to 2008, he served in various management positions for the Company including Regional Group Manager, General Manager for the Company’s Las Vegas duopoly of KVMY-TV and KVCW-TV, and Director of Sales. Prior to that, and from 1993, he was National Sales Manager for WTVT-TV in Tampa, Florida. Mr. Weisbord began his broadcasting career in the radio industry with Family Group Broadcasting in 1985. Mr. Weisbord holds a Bachelor of Science degree in Business Management and a Master of Business Administration degree from the University of Tampa.

David B. Gibber has served as Senior Vice President / General Counsel since April 2019 and has overseen the Distribution and Network Relations team since July 2021. Prior to that, from October 2011 to April 2019, he served as Vice President / Deputy General Counsel, Deputy General Counsel / Director of Legal Services, and Legal Counsel. Prior to joining Sinclair, he was associated with Gordon Feinblatt, LLC in Baltimore, Maryland. Mr. Gibber received his J.D. degree from the University of Maryland School of Law, where he graduated magna cum laude, Order of the Coif.

Brian S. Bark has served as Executive Vice President / Chief Information Officer since February 2022. Prior to that, he served as Senior Vice President / Chief Information Officer from February 2020 to February 2022 and Vice President / Chief Information Officer from June 2018 to February 2020. Mr. Bark is an expert in designing and executing transformational enterprise information strategies and innovation that drive business growth. Prior to joining Sinclair, he most recently served as Chief Business and Innovation Strategist, Office of the CTO, at Hewlett Packard Enterprise and held multiple CIO and Executive leadership positions over fifteen years at the Smiths Group, Plc. His diverse industry background includes wireless telecommunications, defense, medical devices, and energy services. Mr. Bark holds a Master of Science in Information Systems degree from UMBC and a Bachelor of Arts in Communications degree from North Carolina State University.

David R. Bochenek has served as Senior Vice President / Chief Accounting Officer since December 2020. Prior to that he served as Senior Vice President / Chief Accounting Officer / Corporate Controller from March 2018 to November 2020, as Senior Vice President / Chief Accounting Officer from December 2013 to February 2018, as Vice President / Chief Accounting Officer from May 2005 to December 2013, and as Chief Accounting Officer from November 2002 to April 2005. Mr. Bochenek joined Sinclair in March 2000 as the Corporate Controller. Prior to joining Sinclair, Mr. Bochenek was Vice President, Corporate Controller for Prime Retail, Inc. from 1993 until 2000. From 1990 to 1993, Mr. Bochenek served as Assistant Vice President for MNC Financial, Inc. and prior to that held various positions in the audit department of Ernst & Young, LLP. Mr. Bochenek received his Bachelor of Business Administration in Accounting and Master of Science in Finance from Loyola University, Maryland. Mr. Bochenek is a Certified Public Accountant and is Immediate Past Chairman and a member of the board for Media Financial Management Association (MFM).

Justin L. Bray has served as Senior Vice President / Treasurer since February 2022. Prior to that, he served as Vice President / Treasurer from March 2018 to February 2022, Vice President / Corporate Controller from 2014 to March 2018, and Corporate Controller from September 2011 to 2014. Prior to joining Sinclair, he held various positions, most recently as Senior Manager from 2008 to 2011 within the audit department of PwC. Mr. Bray received his Bachelor of Business Administration degree in Accounting and Master of Business Administration degree from Loyola University Maryland. He is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Maryland Association of Certified Public Accountants.

Jeffrey E. Lewis has served as Chief Compliance Officer since January 2021. Prior to joining Sinclair, Mr. Lewis served as General Counsel & Chief Compliance Officer for Pinnacle Propane, LLC from July 2018 to January 2021; served as Vice-Chair on the Governing Board of the Suicide Crises Center of North Texas, served on the Board and Investment Committee of the Society of St. Vincent De Paul-National Foundation, and served on the Board of Trustees of the Dallas Historical Society from October 2017 to July 2018; served as Senior Vice President-Compliance and Chief Accessibility Officer for AT&T from April 2015 to October 2017; and served as Vice President-Legal / General Attorney & Associate General Counsel and senior legal positions for AT&T from February 2002 to April 2015. Prior to those positions, Mr. Lewis was in private practice, specializing in corporate and technology law, was a Senior Vice President and Assistant Secretary for the Chicago Stock Exchange, was an enforcement attorney for the U.S. Securities & Exchange Commission, and was an Assistant District Attorney for the Manhattan District Attorney’s office. Mr. Lewis holds his Bar licenses in both Illinois and New York, and received his J.D. from Rutgers University School of Law and his LL.M. (in Corporations Law) from New York University School of Law.

Delbert R. Parks, III has served as President of Technology since March 2022. Prior to that, he served as Executive Vice President / Chief Technology Officer from February 2020 to March 2022, as Senior Vice President / Chief Technology Officer of Sinclair Television Group, Inc. from November 2014 to February 2020, as Senior Vice President / Operations and Engineering from December 2013 to November 2014, and as Vice President / Engineering and Operations from 1996 to December 2013.  From 1985 to 1996, he was Director of Operations and Engineering for WBFF-TV in Baltimore, Maryland.  He has held various operations and engineering positions with us for the last 50 years.  He is responsible for planning, organizing, and implementing operational and engineering policies and strategies as they relate to technical infrastructure, media operations, engineering, advertising technology, ATSC 3.0 digital technology and Sinclair facilities.  Mr. Parks is a SMPTE (Society of Motion Picture and Television Engineers) Fellow and is a member of the Society of Broadcast Engineers.  He is on the Board of Directors of the Baltimore Area Council, Boy Scouts of America. Mr. Parks is also a retired Army Lieutenant Colonel who held various commands during his 26-year reserve career.

Scott H. Shapiro has served as Executive Vice President, Corporate Development and Strategy since December 2022. Prior to that, he served as Chief Development Officer, and Chief Operating Officer and Chief Financial Officer / Bally Sports from May 2021 to December 2022, Senior Vice President, Chief Development Officer and Chief Strategy Officer / Sports from July 2020 to May 2021, Senior Vice President / Chief Development Officer from February 2020 to July 2020, Senior Vice President / Corporate Development from 2019 to February 2020, Vice President / Corporate Development from 2016 to 2019, Senior Director / Corporate Development from 2015 to 2016, Finance Director from 2013 to 2015, and Finance Manager / Special Projects from 2011 to 2013. Prior to joining Sinclair, Mr. Shapiro worked in Institutional Equity Research at Morgan Stanley from 2007 to 2011, was Co-founder and Managing Partner of Proprietary Research, LLC from 2006 to 2007, and, prior to that, worked in Institutional Equity Research at Prudential Equity Group and in the audit and tax departments at both KPMG LLP and PwC. Mr. Shapiro is on the board of ScoreStream, Inc., a high school and local sports app and platform. Mr. Shapiro holds a Bachelor of Arts degree in History from the University of Rochester and a Master of Business Administration degree from the University of Virginia’s Darden School of Business.

Kenneth A. Solomon has served as President / Tennis Channel Inc. since the acquisition of Tennis Channel Inc. in March 2016, where he served as Chairman/Chief Executive Officer from April 2005 to March 2016. Prior to that, Mr. Solomon was founding President of the Fine Living Network for EW Scripps and SVP of Scripps Networks (Food, HGTV and DIY). Additionally, he previously served as a formative head of DreamWorks SKG Television, as founding President of digital broadcast data-caster iBlast, Inc., as President of Universal Studios Television, a leading broadcast and cable network and scripted syndication production, marketing and business operations, and as EVP - Network Distribution for Fox Broadcasting Co, where he helped co-launch the FX Network. He began at Fox in TV syndication as EVP & General Sales Manager for 20th Television after managing the Eastern Region’s sales efforts at The Walt Disney Co.’s reinvigorated Buena Vista TV as Vice President. Mr. Solomon began his career at Paramount Domestic Television, gaining promotions from intern to Eastern Divisional Manager. Mr. Solomon serves as Chairman of Ovation TV and is a director of LiveXLive - the music streaming platform. He holds a Bachelor of Arts degree in Sociology from the University of California, Los Angeles.

Donald H. Thompson has served as Executive Vice President / Chief Human Resources Officer since February 2020. Prior to that, he served as Senior Vice President / Human Resources from December 2013 to February 2020, as Vice President / Human Resources from November 1999 to December 2013, and as Director of Human Resources from September 1996 to November 1999. Prior to joining Sinclair, Mr. Thompson was a Human Resources Manager for NASA at the Goddard Space Flight Center near Washington, D.C. Mr. Thompson holds a Bachelor of Psychology degree and a Certificate in Personnel and Industrial Relations from University of Maryland, and an MS in Business / Human Resource & Behavioral Management and a Master of Business Administration degree from Johns Hopkins University. Mr. Thompson is a member of the Society for Human Resource Management.

CORPORATE GOVERNANCE

Recent Developments. Sinclair takes corporate governance and responsibilities to its stakeholders very seriously. We remain committed to finding the best representation to drive success in the organization in the years ahead. Diversity of thought, skills, background, and experience are important elements the Company looks for in its leadership team. In 2021, we hired a Chief Compliance Officer and made changes to our Board of Directors (the "Board") structure, including adding a Regulatory Committee and a Nominating and Corporate Governance Committee. Our Chief Compliance Officer provides regular updates to Company management and meets quarterly with the Regulatory Committee. In 2021, Laurie R. Beyer was added to the Board as a new independent director and our first female Board member and, in 2022, Dr. Benjamin S. Carson, Sr. was added to the Board as a new independent director and our first racially diverse Board member.

Board of Directors and Committees. In 2022, the Board of Directors held a total of five meetings. All directors, with the exception of Mr. Robert E. Smith, who was absent, and Dr. Benjamin S. Carson, Sr., who attended via telephone, attended in person the Annual Meeting held on June 9, 2022. All directors attended at least 75% of the meetings of the Board of Directors. All directors, with the exception of Dr. Benjamin S. Carson, Sr., attended at least 75% of all meetings of the committees of the Board of Directors on which they served. It is the Board’s policy that the directors should attend our annual meeting of stockholders, absent exceptional cause.

The committees of the Board of Directors include an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Regulatory Committee, and from time to time special committees formed by the Board of Directors as may be necessary.

Corporate Governance Guidelines. The Board of Directors has adopted Corporate Governance Guidelines to assist it in carrying out its responsibilities with respect to, among other things, director qualifications, director responsibilities, Board committees, director access to officers and employees, director compensation, director continuing education, Executive Chairman and Chief Executive Officer (“CEO”) evaluation and management/director succession, the Board of Directors’ annual performance evaluation, and communications with stockholders and other interested parties. The Corporate Governance Guidelines are available on our website at www.sbgi.net.

Board Leadership Structure and Risk Oversight. The Board of Directors’ leadership structure is designed to promote efficient communication between management and the Board of Directors as well as between the various board committees and the Board of Directors while monitoring effective independent board oversight over the Executive Chairman, Chief Executive Officer and the Company’s risks. David D. Smith served as both the Chairman of the Board of Directors and Executive Chairman during 2022. Mr. Smith’s performance is reviewed annually by the Compensation Committee, which reports results to the Board of Directors. Christopher S. Ripley served as the Chief Executive Officer during 2022. Mr. Ripley’s performance is reviewed annually by the Board of Directors. The Compensation Committee consists entirely of independent directors pursuant to the Nasdaq Stock Market rules (the “Nasdaq listing requirements”). The Board of Directors appoints an independent director to preside over special committee meetings; however, no lead independent director of the Board of Directors exists. The Company deems this leadership structure appropriate for our Controlled Company (see Controlled Company Determination below). The Board of Directors does not have a prescribed policy on whether the roles of the Chairman of the Board of Directors and Chief Executive Officer should be separate or combined, but recognizes the value to the Company of the separation of these positions. While the Company’s management is charged with managing the Company’s day-to-day risks, the Company’s financial risk oversight is primarily conducted by the Audit Committee, which consists entirely of independent directors for purposes of Nasdaq listing requirements and Rule 10A-3 under the Exchange Act. The Audit Committee reports financial risk oversight matters to the Board of Directors based on committee assessments and periodic reports from management. The Compensation Committee provides risk oversight concerning our compensation policies and practices as described below under Risk Assessment of Compensation Policies and Practices. The Regulatory Committee provides risk oversight concerning significant broadcast and other regulatory and compliance issues. The Board of Directors, with the assistance of management, is responsible for all other risk oversight measures, including cybersecurity risk. The cybersecurity subcommittee, formed in 2021, provides greater oversight of the Company’s cybersecurity measures and preparedness.

Managing and governing cybersecurity risk remains a high priority. We continue to make investments to ensure continuous improvement of our cybersecurity control effectiveness and governance. We maintain a data protection policy and have invested in additional cybersecurity solutions, professional services, and the growth of our information security department. We continue to work closely with our key partners and supporting agencies to mature our security posture and quickly adjust to today’s rapidly changing threat landscape. Our Chief Information Officer and Chief Information Security Officer report quarterly to the Board of Directors’ cybersecurity subcommittee to ensure that they receive regular updates from Company management regarding the status of current and future cybersecurity plans, enabling the subcommittee to provide oversight of those issues. We did not experience any material cybersecurity incidents during 2022. In 2022, we launched a comprehensive Enterprise Risk Management program that is designed to both identify risks across the Company and actions to mitigate those risks. We continue to execute our plans to strengthen our existing cybersecurity defenses and intend to make further investments in the upcoming year.

Risk Assessment of Compensation Policies and Practices. The Company does not pay a significant amount of incentive compensation to employees with the ability to take significant risks which could have a material adverse effect on the Company. Incentive compensation is primarily paid to sales personnel who are not executive officers of the Company and do not have the ability or authority to engage in significant risk-taking activity. While we pay incentive compensation to certain of our executive officers, it is not significant to the Company as a whole and we believe it is designed to minimize unnecessary risk taking by aligning each executive’s interests with those of our stockholders and by emphasizing long-term performance rather than promoting short-term risk taking at the expense of long-term returns. Our sales personnel and executive officers are incentivized to generate revenues and cannot participate in material speculative transactions or put material amounts of capital at risk without Board approval. As a result, the Company’s management, in consultation with the Company’s Compensation Committee, determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Controlled Company Determination. Our Board has determined that we are a “Controlled Company” for purposes of the Nasdaq listing requirements. A “Controlled Company” is a company of which more than 50% of the voting power is held by an individual, a group, or another company. Certain Nasdaq listing requirements do not apply to a “Controlled Company,” including requirements that: (i) a majority of its board of directors must be comprised of “independent” directors as defined in the Nasdaq listing requirements; and (ii) the compensation of officers and the nomination of directors be determined in accordance with specific rules, generally requiring determinations by committees comprised solely of independent directors or in meetings at which only the independent directors are present. Our Board of Directors has determined that we are a “Controlled Company” based on the fact that the Smith brothers hold more than 50% of our voting power and are parties to a stockholders’ agreement that obligates them to vote for each other as candidates for election to the Board of Directors. The Smith brothers have been our executive officers and/or directors at all times since we became a publicly traded company in 1995. Currently, David D. Smith, Dr. Frederick G. Smith, and J. Duncan Smith are executive officers and directors and Robert E. Smith is a director.

Director Independence. The Board has determined that each of Messrs. Keith, Legg, and Friedman, Dr. Carson, and Ms. Beyer have no relationship that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director and that he or she otherwise meets the independence criteria under the Nasdaq listing requirements.

Audit Committee. The members of the Audit Committee are Ms. Beyer, Dr. Carson, and Mr. Keith, with Ms. Beyer as its designated Chair. The Audit Committee is governed by a written charter approved by the Board of Directors and available on our website at www.sbgi.net. The Audit Committee formally met four times during the year ended December 31, 2022.

The Board of Directors has determined that all current and proposed audit committee members are financially literate under the Nasdaq listing requirements and that Ms. Beyer qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Exchange Act.

The Nasdaq listing requirements require that audit committees have at least three directors and that all directors be independent, as defined in the Nasdaq listing requirements and Rule 10A-3 under the Exchange Act. The Board has determined that Ms. Beyer, Dr. Carson, and Mr. Keith meet the independence criteria established in the Nasdaq listing requirements and the Exchange Act.

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of Sinclair including compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of Sinclair’s internal control function. The Audit Committee is responsible for the appointment of Sinclair’s independent auditors, whose appointment may be ratified by the stockholders. The Audit Committee oversees our internal controls and risk management policies and meets with our independent auditor and management regarding our internal controls and other matters. The Audit Committee is responsible for reviewing compliance with Sinclair’s ethics policy and has established procedures for the receipt, retention, and treatment of complaints received by Sinclair regarding accounting controls or auditing matters and the confidential, anonymous submission by Sinclair’s employees of concerns regarding questionable accounting or auditing matters. The Audit Committee is also responsible for approving or ratifying related person transactions pursuant to Sinclair’s related person transaction policy. This policy is described in this proxy statement under the caption Related Person Transactions. The Regulatory Committee and the Audit Committee will keep each other regularly informed of their activities in matters of mutual interest and meet together at least twice annually to discuss such matters.

Compensation Committee. Nasdaq listing requirements require that compensation of executive officers be determined, or recommended to the Board of Directors for determination, either by a majority of the independent directors or a compensation committee comprised solely of independent directors. As a “Controlled Company,” we are not subject to this listing requirement. However, all members of the Compensation Committee, which consists of Messrs. Keith, Friedman, and Legg, with Mr. Keith as its designated Chair, meet the independence criteria established by the Nasdaq listing requirements. The Compensation Committee is governed by a written charter approved by the Board of Directors and available on our website at www.sbgi.net. The Compensation Committee is charged with the responsibility for setting executive compensation, reviewing certain compensation programs, administering our equity incentive plans, recommending for inclusion in this proxy statement the Compensation Discussion and Analysis which is included in this proxy statement, preparing the compensation committee report required by SEC rules which is included in this proxy statement, and making other recommendations to the Board of Directors. The Compensation Committee formally met 10 times during the year ended December 31, 2022.

Each year, the Compensation Committee reviews the prior performance of each named executive officer, reviews the effectiveness of past compensation objectives, and approves the compensation policies and plans for the next fiscal year. The Compensation Committee assesses each named executive officer’s operational abilities, leadership skills, and potential to contribute to long-term stockholder value. The Compensation Committee provides risk oversight concerning our compensation policies and practices for executive officers. The Compensation Committee may form and delegate its authority to subcommittees when appropriate. Executive officers have access to the Compensation Committee to present and discuss their own performance and compensation plan. At times, the Compensation Committee may specifically request meetings with executive officers to gain a full understanding and exploration of assessed attributes. Our Executive Chairman, David D. Smith, and our CEO, Christopher S. Ripley, consult with the Compensation Committee on appropriate compensation for executive officers other than themselves. In addition, our Executive Vice President / Chief Human Resources Officer, Donald H. Thompson, presents information and recommendations to the Compensation Committee based on market evaluations.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Messrs. Friedman, Keith, and Legg, with Mr. Friedman as its designated Chair, all of whom meet the independence criteria established by the Nasdaq listing requirements. The Nominating and Corporate Governance Committee is governed by a written charter approved by the Board of Directors and available on our website at www.sbgi.net. The Nominating and Corporate Governance Committee formally met four times during the year ended December 31, 2022.

The Nominating and Corporate Governance Committee is primarily responsible for (i) identifying and, after considering questions of independence and possible conflicts of interest, recommending nominees to the Board of Directors for approval of membership on the Board, (ii) annually reviewing and recommending changes with respect to non-employee director compensation to the Board, which review shall include a review of the director compensation of similarly situated companies, (iii) developing and making recommendations to the Board of Directors for the ongoing review and revision of our Corporate Governance Guidelines, which are a set of effective corporate governance principles that promote our competent and ethical operation, (iv) recommending to the Board of Directors director nominees for each committee; (v) planning officer and director succession and making an annual report to the Board of Directors on succession planning; and (vi) receiving comments from all directors and reporting annually to the Board of Directors with an assessment of the Board of Directors’ performance, to be discussed with the full Board of Directors following the end of each fiscal year or at such other time as the Nominating and Corporate Governance Committee shall determine, and assessing individual director performance and taking actions as it deems appropriate with respect to any such matter.

The Nominating and Corporate Governance Committee has not established an exhaustive list of specific minimum qualifications for board members, however, desired personal qualifications and attributes of directors include a commitment to representing the long-term interests of stockholders; industry knowledge; an inquisitive and objective perspective; the willingness to take appropriate risks; leadership ability; personal and professional ethics, integrity, and values; practical wisdom and sound judgment; and business and professional experience in fields such as operations, technology, finance/accounting, product development, intellectual property, law, multimedia entertainment, and marketing. The consideration of any candidate for director will be based on an assessment of the individual’s qualification as independent, as well as the individual’s diversity, background, skills, and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board of Directors at that time. The Nominating and Corporate Governance Committee will consider the extent to which a candidate’s membership would promote diversity among the Board of Directors, taking into account various factors and perspectives, including differences of viewpoints, professional experiences, educational background, skills and other individual qualities as well as race, gender, age and national origin.

The Nominating and Corporate Governance Committee will consider nominees proposed by stockholders. Although there is no formal policy regarding stockholder nominees, the Board of Directors believes that stockholder nominees should be viewed in substantially the same manner as other nominees. To recommend a prospective nominee for consideration, stockholders should submit the candidate’s name, contact information, biographical material, and qualifications in writing to Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030. For more information regarding nominating a director, see Stockholder Proposals.

Regulatory Committee. The members of the Regulatory Committee are Messrs. Keith and Legg, both of whom meet the independence criteria established by the Nasdaq listing requirements, and Dr. Frederick G. Smith, with Dr. Smith as its designated Chair. The Regulatory Committee is governed by a written charter approved by the Board of Directors and available on our website at www.sbgi.net. The Regulatory Committee formally met four times during the year ended December 31, 2022.

The Regulatory Committee is primarily responsible for exercising oversight responsibility on significant broadcast related, and any other regulatory and compliance, issues. The Regulatory Committee’s responsibilities include: (i) reviewing the Company’s compliance with relevant laws, regulations, orders, consent decrees and corporate policies governing the broadcasting industry; and (ii) overseeing the Company’s relationship with its regulators, including the Federal Communications Commission and the U.S. Department of Justice, including reviewing, with the appropriate members of management, the Company’s staffing and interactions with the regulators, including with respect to any inquiries or investigations. The Regulatory Committee and the Audit Committee are required to keep each other regularly informed of their activities in matters of mutual interest and meet together at least twice annually to discuss such matters.

Special Committee. From time to time special committees are formed by the Board of Directors as may be necessary. There were no special committees during the year ended December 31, 2022.

Interested Party Communication with the Board. Stockholders and other parties interested in communicating directly with the Board, any Board committee, or any Director may do so by writing to Sinclair Board of Directors, c/o Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030. Under the process adopted by the Board, letters we receive that are addressed to members of the Board are reviewed by our Corporate Secretary who will regularly forward a summary and copies of all such correspondence to the Board.

Concerns relating to accounting, internal controls, or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. Stockholder communications that constitute advertising or promotion of a product or service or relate to improper or irrelevant topics will not be forwarded to the Board, any board committee or any director.

Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee are Messrs. Keith, Friedman, and Legg. None of the members of our Compensation Committee at any time has been one of our officers or employees.

The following executive officers are directors of other entities (excluding subsidiaries or entities in which we have a joint venture interest) that have a director or executive officer who is on our Board of Directors. David D. Smith, Dr. Frederick G. Smith, and J. Duncan Smith, all of whom are executive officers and on our Board of Directors, are directors and/or executive officers of other various companies controlled by them, including Cunningham Communications, Inc., Keyser Investment Group, Inc., and Gerstell Development, LP. Dr. Frederick G. Smith and J. Duncan Smith also control Beaver Dam, LLC along with Robert E. Smith. See Related Person Transactions for additional information regarding the previously mentioned executive officers and directors.

During 2022, none of the named executive officers participated in any final deliberations of our Compensation Committee relating to compensation of the named executive officers.

Diversity. The table below provides certain highlights of the composition of our Board. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix as of December 31, 2022
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	8	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

SINCLAIR VALUES

Human Capital. Our success is driven by our most important asset - our employees. It is their hard work and dedication that enables us to be a trusted partner to our viewers and a valuable resource to our communities. As of December 31, 2022, we had approximately 7,900 employees, including part-time and temporary employees. Approximately 620 employees are represented by labor unions under certain collective bargaining agreements.

We support our employees by ensuring that we provide a fair, ethical, and safe workplace. Examples of this include:
•We take pride in our practices to ensure the safety, health, and well-being of our employees. We maintain best practices for safety and health through policies and procedures and access to our employee assistance program.
•Our employment practices are rooted in our policies against discrimination, harassment, and retaliation to ensure a positive working environment for all.
•We are committed to an ethical workplace and provide our employees with guidance and reporting mechanisms to foster a culture of honesty and accountability.
•We provide our employees a comprehensive benefits package, recognition for their efforts, and resources to enable and enhance learning and development, and we have worked hard to ensure we provide a workplace where employees can feel that they belong.

Corporate Culture. We are committed to maintaining a safe, ethical, and harassment-free workplace. We recognize that our success as a team, and in our communications with one another, is grounded in our ability to trust team members to be fully engaged and to do the right thing. We support trusting relationships by offering clear guidance, structure, resources, and accountability. To this end, we maintain governance policies that apply to all of our directors, officers, and employees, including a code of business conduct and ethics, employee safety program, and no harassment and open-door policies. These policies are intended to identify, provide mechanisms for reporting, and provide a framework for solving potential issues. These policies are reviewed and updated by management, together with the Board, as our needs grow and change and upon stakeholder feedback and changes in applicable laws, regulations, and stock exchange requirements.

We value and support diversity and inclusion at all levels. Diversity and inclusion have been fundamental from our very beginning and we take pride in being an equal opportunity employer. Diversity, inclusion, equal employment opportunity, and strong anti-discrimination policies go hand-in-hand. Our Diversity and Inclusion Statement establishes clarity and alignment throughout our organization, at all levels, regarding how we connect with each other by embracing diversity and promoting inclusion among our employees, viewers, and customers. All employees are asked to honor the intent of our Diversity and Inclusion Statement in their daily activities and decisions and are required to take part in workplace diversity training.

Over several decades, our local television stations have built recruiting and outreach programs that encourage diversity in our workforce. Our activities are designed to ensure broad outreach to potential applicants by widely disseminating information concerning job vacancies, providing notification to community groups, attending diverse job fairs, participating in other various recruitment outreach activities, offering paid internships, and providing training to managers on equal employment opportunity and discrimination prevention.

Employee Engagement. We regularly gather feedback from employees to gain an understanding of and improve our employee experience and to foster an engaged workforce. This feedback is used to help create new, and refine existing, employee related programs and processes.

Sinclair takes a strategic approach to talent development. We provide on-the-job training and other learning opportunities to employees so that they gain and develop necessary skills for optimal job performance and to foster a creative and collaborative work environment. Our learning and development platform, Sinclair University, allows employees to access a vast collection of learning and development content. During 2022, we expanded employees’ access to online courses for learning and development and instituted a program to encourage employees to complete areas of professional development. We also provide leadership development through targeted training programs. In addition, many of our leaders have their own employee development offerings, specific to their department and position.

We actively promote our internal job announcement program as a part of our efforts to support employee growth by taking on new career opportunities within Sinclair.

Our innovation project is a strategic lever that drives revenue, reduces waste, and engages employees to serve our customers and stockholders as a pioneer in the industry. We believe that the "next big idea" could come from anyone or anywhere and, with this in mind, in 2020 we began an effort to gather innovation ideas from employees company-wide. In 2022, we launched a dedicated team that will build on our rich history of innovation to accelerate efforts across content, technology, audience development, distribution, marketing services, and business transformation. This new Innovation & Strategy team brought over 200 innovators together at our annual Innovation Summit in 2022, where we took dedicated time to celebrate our legacy of innovation and dive deeper into our growth pillars: Multi-Platform Content, Marketing Services, Data Distribution, and Interactivity & Community.

Health, Safety, and Wellness. The health, safety, and wellness of our employees is vital to our success and we maintain and continuously enhance affordable health care options for them. We continuously work to improve our practices, policies, and benefits to make meaningful impacts on our employees’ personal and professional lives, sponsoring an employee assistance program aimed at enhancing their physical, financial, and mental well-being. During 2022, we began a new program to provide employees and spouses discounted access to fitness facilities.

Compensation. Our employee compensation includes market-competitive pay, a 401(k) plan, an employee stock purchase plan, healthcare benefits, paid time off and family leave, and employer paid life and disability insurance. We continue to improve our compensation offerings. In 2022, we added two additional Company observed holidays, bringing the total number of Company observed holidays to nine; increased the minimum vacation accrual from two weeks to three weeks; increased paid parental leave from one week to six weeks; and again offered our employees the opportunity for additional time off through the Vacation Exchange Program.

Social Responsibility. As a local news broadcaster, we believe it is our responsibility to raise issues of local importance, through deep investigative reporting at our stations, and provide critical and relevant information to our viewers, including crucial news updates during potentially life-threatening situations when our viewers need them most. During 2022, our stations received 290 journalism awards, including 74 regional Emmy awards, and 24 Regional and two National RTDNA Edward R. Murrow awards which are awarded to recognize local and national news stories that uphold ethics, demonstrate technical expertise, and exemplify the importance and impact of journalism as a service to the community. More importantly than its award recognition is the impact our reporting has on the communities we serve. We are committed to getting results for the people living in the communities we serve. Our journalists' ground-breaking reporting has prompted government investigations as well as changes in government policies and new state and federal laws. Our unique reporting in under-served arenas has sparked much-needed public engagement on topics of high local importance and concern. WBFF's "Project Baltimore," which is now heading into its seventh year in 2023, has uncovered systemic failures within the Baltimore County and Baltimore City Public School Systems, resulting in investigations into the falsifying of report cards, inaccurate nurse timesheets, and violations of federal disability laws by the Inspector General for the U.S. Department of Education and the Maryland Inspector General for Education. Our national investigative team, "Spotlight on America," in conjunction with WJLA and WJLA's "Inside Your World Investigates," continue to reveal toxic forever chemicals and other dangerous pollutants negatively impacting water, food supplies, and consumer products, which cause significant health risks for people throughout the United States and especially U.S. Military personnel. These stories and countless others are examples of our ongoing commitment to relentless accountability reporting on behalf of voiceless viewers who live in the communities we are proud to serve.

Connect to Congress is our multimedia initiative that enables Members of Congress from our news markets to speak directly to their constituents on a regular basis, through their local TV news stations. The initiative, which launched in 2015, offers our local market viewers new ways to get answers to questions about what matters most to them at home. Each Wednesday when Congress is in session, we set up cameras in the Capitol Rotunda, connected remotely to our local stations, with anchors and reporters conducting interviews with lawmakers about the key issues affecting constituents, connecting our local stations directly to Congress. This also offers the hundreds of Congressional Members in our news markets their own media voice in their home districts. On average, over 300 interviews are conducted through Connect to Congress each year.

This is our 10th year of producing our community "Your Voice Your Future" Town Halls. These Town Halls are produced in the local markets and give our viewers an opportunity to have a voice and ask their elected leaders questions on important local and national topics. In 2022 and 2021 we produced 198 and 162 Town Halls, respectively, throughout the country, covering a variety of topics including crime, police funding, police shortages, affordable housing, mental health, opioids, bullying, finance, and human trafficking. In 2022, we organized 56 political debates featuring gubernatorial, mayoral, senatorial, and congressional races as well as School Superintendent in Oklahoma City and school board positions in Virginia. Since launching our commitment to give a voice to our viewers, our Town Halls have produced 1,198 productions to educate and address the needs of our audience.

We have steadfast dedication to providing content that alerts, protects, and empowers our audience. Distinctive, Disruptive, and Disciplined; these three simple words carry a great deal of weight as we meet the demands of today’s news consumer.

We believe it is our responsibility to be involved in our local communities. Sinclair Cares is our Company-wide community service and relief campaign program, which utilizes the strength of our properties to uplift organizations and inspire our audiences and employees to make a positive impact in our communities. Sinclair Cares mobilizes Sinclair’s assets to support various community and charitable endeavors and responses to natural disasters through financial assistance, volunteerism, and raising awareness of important topics through our media platforms. Over the last six years, Sinclair Cares has spearheaded the company’s efforts, including fund-raising and blood donations during weather and climate catastrophes, and raising funds and awareness for important social causes. Recent initiatives include:
•Sinclair Cares: Ukraine Relief - a fundraising partnership with Global Red Cross to help with their humanitarian relief efforts on the ground in Ukraine and neighboring countries. In one week, over $215,000 was raised, including a $50,000 donation from the Company.
•Sinclair Cares: Supporting All Veterans - a partnership with the Disabled American Veterans (DAV) with the goal of increasing support for our nation’s veterans, we encouraged employees and viewers to volunteer to support veterans in their communities or donate to help the DAV offer free support services to more than a million veterans across the U.S. each year.
•Sinclair Cares: Summer Hunger Relief - a partnership with Feeding America® to help provide meals to children and families across the U.S. through financial contributions, donors helped provide more than two million meals to children and families in their local communities, with funds going directly to the Feeding America food bank in the donor’s local community. The Company provided a $25,000 donation.

Our stations also sponsor countless philanthropic campaigns and events such as health expos, parades, and blood drives in their local markets and contribute to local charities. We encourage not only our stations, but also our employees to engage in the communities in which we serve and live. Through our continued partnership with the Salvation Army and over 300 local partner organizations in the communities in which we operate, and with the support of our local TV stations and digital properties, we helped to raise over $12 million in 2022 for non-profit organizations, schools, agencies, and local disaster relief; collected more than 330,000 pounds of food; provided close to 4.5 million meals; and collected toys, school supplies, diapers, hygiene products, and units of blood for those in need. In addition, we donated more than 5,700 hours of airtime.

Our Diversity Scholarship Fund provides support to college students demonstrating a promising future in the broadcast industry. In 2022, we expanded our scholarship program nationally and selected 17 winning applicants for the scholarship. We have distributed more than $250,000 in tuition assistance since 2013, with a goal to invest in the future of the broadcast industry and to help students from diverse backgrounds, who reflect our audience nationwide, complete their education and pursue careers in broadcast journalism, digital storytelling, and marketing.

Environmental Responsibility. Our mission is to identify and implement ways to reduce our impact on the environment through the education and engagement of internal and external audiences around sustainable solutions that can be adopted. We have accelerated actions within our organization to lessen our use of electricity over time and to measure and eventually report on our electricity usage. Our sustainability group is tasked with finding ways to help lower our carbon footprint through lowering our electricity consumption, purchasing greener supplies, and recycling. One such initiative is the efforts we are undertaking in proactively replacing our existing less efficient lighting with LED lighting, replacing HVAC equipment with higher efficiency models, and exploring solar energy, battery farms, and electric vehicles as other ways our company can reduce its reliance on energy sources that result in emissions of greenhouse gasses that are harmful to the environment. Since 2017, we have installed 117 new, energy efficient television transmitters, which are typically 25% more energy efficient than the units that they replace and generate less waste heat, and are currently installing, or have plans to install, an additional 38 during 2023 and 2024. Throughout the organization, we are seeking to reduce the use of paper products and, whenever possible, recycling paper, electronics, and other items. We were one of only 19 organizations recognized by Office Depot in 2021 for being a leader in green purchasing, recognizing our high degree of expenditures with eco-friendly attributes such as recycled content, energy-efficiency, and reduced use of harsh chemicals. In April 2022, we launched a public service campaign, with a large battery supplier, to encourage our viewers to recycle their batteries and later in the year, we launched a pilot program to recycle the Company’s batteries and to identify ways to reduce our overall battery consumption. The initiative arose from a Company innovation contest, where employees were surveyed on ways our organization could lessen its impact on the environment. By partnering with a large battery supplier for this initiative, we are working towards an eco-friendly process to be utilized for the recycling program and proper safety precautions that we plan to utilize at all of our locations.

In addition to our direct efforts to reduce our impact on the environment, we produce high quality news to increase our viewers' general awareness of environmental issues and programs by providing them information on how they can participate in improving environmental sustainability.

REGULATORY COMMITTEE REPORT

The purpose of the Regulatory Committee is to exercise oversight and responsibility on significant broadcast related and any other regulatory and compliance issues, including reviewing the Company’s compliance with relevant laws, regulations and corporate policies governing the Company’s activities. The Regulatory Committee met four times during the year ended December 31, 2022 (with two of those meetings held jointly with the Audit Committee).

During 2022, the Regulatory Committee received reports and updates from the Company’s Chief Compliance Officer regarding the Company’s compliance with the terms of the Company’s Consent Decree (“Consent Decree”) with the Federal Communications Commission (“FCC”) (File No: EB-IHD-16-00021748) and the Final Judgment (“Final Judgment”) in U.S. v. Sinclair Broadcast Group, Inc., et. al., 18-cv-2609 (D.D.C.). The Regulatory Committee also provided oversight of the Company’s compliance activities, including: required compliance outreach and training under the Consent Decree and Final Judgment; audits of the Company’s covered broadcast stations, as required under the Consent Decree; and enhanced compliance training to management, including training related to federal regulatory requirements, ethical sales practices, prohibitions on anti-competitive behavior, and compliance with the Foreign Corrupt Practices Act of 1977, as amended. The Chief Compliance Officer provided the Regulatory Committee with updates on the Company’s compliance outreach initiatives, including communicating to management the importance of operating with integrity and compliance with laws. The Committee also provided oversight of the Company’s relations with its regulators, including its compliance meetings with FCC staff and the Company’s response to notices and inquiries involving pending matters, including responses to notices of apparent liability and requests for information issued by the FCC.

The Regulatory Committee received regular updates from the Chief Compliance Officer related to developing, implementing, administrating, and updating the Company’s compliance program, including compliance with the Consent Decree and the Final Judgment. The Chief Compliance Officer reviews certain reports required to be filed with various regulatory authorities, including the FCC. He continues to work closely with the Company’s Legal Department and directly with the Company’s General Counsel. The Chief Compliance Officer reports to the Company’s Chief Executive Officer and provides updates to the Regulatory Committee, the Audit Committee, and others at the Company, including the Company’s Board.

Regulatory Committee

Frederick G. Smith, Chairman
Daniel C. Keith
Benson E. Legg

DIRECTOR COMPENSATION FOR 2022

The following table sets forth certain information regarding compensation for services rendered by our non-employee directors during the year ended December 31, 2022.

Name (a)	Fees Earned or Paid in Cash	Stock Awards		All Other Compensation		Total
Robert E. Smith	$47,000	$230,022	(b)	$—	(d)	$277,022
Laurie R. Beyer	62,750	230,022	(b)	—		292,772
Benjamin S. Carson, Sr.	30,115	230,022	(b)	—		260,137
Howard E. Friedman	78,000	230,022	(b)	—		308,022
Daniel C. Keith	94,000	230,022	(b)	—		324,022
Martin R. Leader (c)	41,981	234,119	(c)	—		276,100
Benson E. Legg	64,500	230,022	(b)	—		294,522
Lawrence E. McCanna (c)	37,731	234,119	(c)	—		271,850

(a)Compensation for David D. Smith, our Chairman of the Board and Executive Chairman, is reported in the Summary Compensation Table included in this proxy statement. Dr. Frederick G. Smith and J. Duncan Smith are omitted from this table, as they serve as executive officers, but are not named executive officers and do not receive additional compensation for services provided as directors.
(b)On the date of our annual meeting, each non-employee director nominee received a grant of 10,122 unrestricted shares of Class A Common Stock pursuant to the Company’s 2022 Stock Incentive Plan for services to be rendered during their one-year term beginning on June 9, 2022, at a value of $22.73 per share of Class A Common Stock. The amount presented represents the grant date fair value of the stock award computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718.
(c)Lawrence E. McCanna and Martin R. Leader, who did not stand for re-election, completed their terms and retired from the Board of Directors effective June 9, 2022. In recognition of their past service on the Board of Directors, on July 6, 2022, each of Messrs. McCanna and Leader received 11,365 unregistered shares of Class A Common Stock at a value of $20.60 per share of Class A Common Stock.
(d)Robert E. Smith is a participant in our company sponsored health care plan. Mr. Smith pays standard premiums pursuant to the plan; however, unlike a typical company participant, he is required to reimburse the Company for any health care costs in excess of $400,000. During 2022, Mr. Smith’s health care costs did not exceed $400,000, nor did they exceed the premiums he paid; therefore, we did not have to pay for any costs during the year.

Non-employee directors receive $35,000 for their services as a director. The Audit Committee Chairman receives an additional $7,500 annually and the Compensation Committee Chairman, Nominating and Corporate Governance Committee Chairman, and Regulatory Committee Chairman each receive an additional $6,000 annually. Non-employee directors also receive $2,000 for each Board of Directors meeting attended; $2,500 for each Audit Committee meeting attended; and $1,500 for each Compensation Committee meeting, Nominating and Corporate Governance Committee meeting, and Regulatory Committee meeting attended. We reimburse our directors for any business-related travel expenses. Additionally, each non-employee director is granted unrestricted shares of Class A Common Stock upon election or re-election to the Board on the date of our annual meeting of stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction. In this section, we discuss certain aspects of our compensation program as it pertains to our Executive Chairman; President and CEO; Executive Vice President and Chief Financial Officer (CFO); Chief Operating Officer and President / Broadcast; and Senior Vice President and General Counsel in 2022. These individuals represent our principal executive officer, our principal financial officer, and our next three most highly compensated executive officers during 2022. We refer to these five persons throughout this proxy statement as the “named executive officers (“NEOs”). Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.
We believe that the performance of each of the named executive officers has the potential to impact both our short-term and long-term profitability. Our Board of Directors has established a Compensation Committee that is responsible for establishing and administering our named executive officers’ and other key employees’ compensation. The Compensation Committee consists of three non-employee directors, all of whom are independent under the Nasdaq listing requirements.

General Philosophy, Objectives and Design. We believe that our people are our most valuable resource and that the dedication and quality of our named executive officers are vital to the long-term interests of our stockholders. We have established a compensation program for our executive officers that is competitive and designed to support our strategic goals. The primary objectives of our compensation program are to attract and retain the best available people while efficiently utilizing available resources, to enhance the executive officers’ overall performance, to align the long-term interests of our executive officers with those of our stockholders, to improve our overall business performance, and to reward individual performance. This is accomplished through a combination of base salary, long-term incentive compensation, and cash bonus designed to be competitive with comparable employers in the broadcast and media industry. The Compensation Committee evaluates both the Company’s overall performance and the individual’s performance when setting compensation levels. However, there are no set guidelines or policies outlining the weight of each, as the Compensation Committee assesses each factor at its discretion.

Stockholder Say on Pay Considerations. We provide our stockholders with the opportunity to cast an advisory vote every three years to approve our executive compensation (also known as “Say on Pay”). In 2020, approximately 95% of our stockholders that voted approved our executive compensation. Our Board of Directors and our Compensation Committee considered the strong voting results as a stockholder endorsement of our executive compensation policies and practices, and we intend to continue to emphasize our pay-for-performance compensation philosophy that aligns long-term interests of our executives with those of our stockholders. We will hold a triennial stockholder advisory vote on the compensation of our named executive officers with the next vote at our 2023 annual meeting of stockholders. See Proposal 3: A Non-Binding Advisory Vote on Our Executive Compensation above.

Compensation Process. Each year, the Compensation Committee reviews the prior performance of each executive officer, reviews the effectiveness of past compensation objectives and approves the compensation policies and plans for the next fiscal year. The Compensation Committee assesses each executive officer’s operational abilities, leadership skills, and potential to contribute to long-term stockholder value. Executive officers have access to the Compensation Committee to present and discuss their own performance and compensation plan. At times, the Compensation Committee may specifically request meetings with executive officers to gain a full understanding and exploration of assessed attributes. Messrs. Smith and Ripley consult with the Compensation Committee on appropriate compensation for executive officers other than themselves. In addition, our Executive Vice President / Chief Human Resources Officer, Donald H. Thompson, presents information and recommendations to the Compensation Committee based on market evaluations. In determining the amount of executive officer compensation each year, the Compensation Committee reviews competitive market data from the broadcast and media industry as well as other similarly sized companies comparable to us, including those companies we have determined to be in our peer group. During 2022, the Compensation Committee did not benchmark executive officer compensation against competitive market data in our peer group. However, when determining the levels of base salary, cash bonuses, and equity awards of our executive officers, our Compensation Committee uses market data in combination with an analysis of other factors including company and individual performance and executive officer responsibilities.

The peer group is made up of a mix of media companies with revenues and market capitalization both greater and less than that of the Company to ensure that our compensation practices are reasonable in light of both industry trends and the size of the Company. For 2022, the Compensation Committee determined that our peer group consisted of the following companies in our industry:

– AMC Networks Inc.	– Fox Corp.	– Nexstar Media Group, Inc.
– Cumulus Media, Inc.	– Gray Television, Inc.	– Paramount Global
– Warner Bros. Discovery, Inc.	– iHeartMedia Inc.	– Tegna Inc.
– E.W. Scripps Company	– Meredith Corporation	– The New York Times Company
– Entravision Communications Corp.

In addition, the Compensation Committee considers information from salary surveys to evaluate compensation for similar positions taking into account geographic location and the companies’ revenue size. These surveys include Salary.com / CompAnalyst, Willis Towers Watson, and Mercer reports. While we review these surveys, we do not formally engage these firms as outside consultants.

All final compensation decisions regarding executive officers are made by the Compensation Committee, which is comprised solely of independent directors.

Primary Elements of Compensation. We provide a competitive mix of compensation elements that align executive officer compensation with stockholder value. Our compensation program includes both short and long-term compensation in the form of base salary, long-term incentive compensation, and cash bonus, as discussed below. We believe that these compensation components provide an appropriate mix of fixed and variable pay, balance short-term operational performance with long-term stockholder value and encourage executive recruitment and retention, which aligns with our compensation philosophy and objectives.

Base Salary. Base salaries are not objectively determined, but instead reflect levels that we concluded were appropriate based upon our general experience. Base salary is designed to provide competitive levels of compensation to our executive officers based upon their experience, professional status, accomplishments, duties, and scope of responsibility. As noted above under Compensation Process, also taken into consideration when establishing base salaries are salaries paid by our competitors for similar positions within the broadcast and media industry, as well as salaries paid by companies outside of our industry for comparable positions. In addition to market comparisons, the Compensation Committee considers individual performance when determining base salary.

Long-Term Incentive Compensation. Our compensation program includes long-term incentive compensation, paid in the form of restricted stock awards, stock-settled appreciation rights (“SARs”), stock options, and other long-term incentive cash bonuses including a Special Longevity Bonus payable to certain executive officers pursuant to their respective employment agreements (see Employment Agreements below). We have elected to pay long-term incentive compensation in order to provide an incentive for our executive officers to provide strong returns to our stockholders, to better align the interests of our executive officers with those of our stockholders, to continue long-term leadership in the service of the Company and to ensure a competitive compensation program given the market prevalence of equity compensation.

The Company’s 2022 Stock Incentive Plan (the “SIP”), which was approved by stockholders, and became effective, on June 9, 2022, is the successor plan to the Company’s 1996 Long-Term Incentive Plan (the “Predecessor LTIP”). From and after June 9, 2022, no additional awards will be granted under the Predecessor LTIP and all outstanding awards granted under the Predecessor LTIP will remain subject to the terms of the Predecessor LTIP.

Restricted Class A Common Stock awards granted pursuant to the SIP and the Predecessor LTIP vest over two years if the executive officer is employed by the Company. Unvested shares immediately vest upon termination in the event of death or disability, termination by the Company without cause, termination by the executive officer for good reason, a change in control, or retirement either after age 65 or after age 55, if at such time the employee has had at least 10 years of service with the Company.

SARs granted pursuant to the SIP and the Predecessor LTIP have a 10-year term and are fully vested upon grant, vest over two years, or vest over four years. Upon exercise of SARs, the holder would receive a number of shares of Class A Common Stock, equal in value to the difference between the SARs’ base value (which is equal to the fair value of the Class A Common Stock on the date of grant) and the per share closing price of the Company’s Class A Common Stock on the date of exercise for the number of SARs being exercised. Unvested SARs immediately vest upon termination by the Company without cause, termination by the executive officer for good reason, or retirement either after age 65 or after age 55, if the employee has had at least 10 years of service with the Company. Upon a change in control (for SARs granted under the SIP) or a dissolution or merger (for SARs granted under the Predecessor LTIP), all unvested SARs shall vest and, under the Predecessor LTIP, the executive officer has the right to exercise the unexercised portion of his or her SARs immediately prior to such event.

Stock options granted pursuant to the SIP and the Predecessor LTIP have a 10-year term, have exercise prices equal to the fair value of the Class A Common Stock on the date of grant, and may or may not have certain vesting conditions.

When granting equity awards, consideration is given to company and employee performance, but awards are made at the discretion of the Compensation Committee under no objective guidelines, with the exception of awards pursuant to employment agreements. Grants of equity awards are valued only at the closing price of our stock on the date of grant. We endeavor to make grants of equity awards at times when they will not be influenced by scheduled releases of information or while we otherwise do not possess material, non-public information, but we have no formal policy as to the timing of equity grants.

Certain executive officers are entitled to a Special Longevity Bonus, as defined in their respective employment agreements, providing for a single lump sum cash payment due to the executive officer at a specified future date. These Special Longevity Bonuses are time-based awards requiring the executive officer to remain employed by the Company for the term of the award.

Cash Bonus. Our compensation philosophy is to primarily award cash bonuses to those that have a direct influence on our ongoing revenue and television operating performance. Based on this criteria, in early 2022, the Compensation Committee determined that Mr. Ripley, our President and Chief Executive Officer; Ms. Rutishauser, our Executive Vice President and Chief Financial Officer; Mr. Smith, who oversees the development, implementation, and globalization of NEXTGEN TV, expansion of our news franchise, and public policy as it relates to the broadcast industry; and Mr. Weisbord, our Chief Operating Officer and President/Broadcast, would each be eligible to receive a performance-based cash bonus for 2022 performance. The purpose of Messrs. Ripley, Smith, and Weisbord’s and Ms. Rutishauser’s cash bonus opportunity was to promote the attainment of specific financial goals and reward achievement of those goals. We favor an objective approach when measuring the cash bonus. The Compensation Committee determines at its discretion the maximum bonus amounts paid.

For 2022, Messrs. Ripley, Smith, and Weisbord’s cash bonus consisted of two components, a quarterly cash bonus and an annual cash bonus, and Ms. Rutishauser’s cash bonus consisted of a quarterly cash bonus. Messrs. Ripley and Smith were each eligible for maximum bonus amounts of $344,925 per quarterly period and for a maximum annual bonus of $689,850, dependent on the generation of certain Adjusted EBITDA targets, as described more fully below. Mr. Weisbord was eligible for maximum bonus amounts of $343,750 per quarterly period and for a maximum annual bonus of $400,000, dependent on the generation of certain Adjusted EBITDA targets, as described more fully below. Ms. Rutishauser was eligible for maximum bonus amounts of $100,000 per quarterly period, dependent on the generation of certain Adjusted EBITDA targets, as described more fully below. Quarterly bonuses were earned pro rata from zero starting at 92% to 100% of quarterly targeted Adjusted EBITDA. Messrs. Ripley, Smith, and Weisbord and Ms. Rutishauser were eligible to receive the maximum amount of the available quarterly bonus payments for the year when 100% of the annual targeted Adjusted EBITDA was met even though on a quarterly basis the quarterly targeted Adjusted EBITDA was not met (“Recapture Bonus”). Annual bonuses were earned pro rata from zero starting at 100% to 108% of annual targeted Adjusted EBITDA.

The following table sets forth certain information in regard to performance-based cash bonus payments to our NEOs for performance in the first, second, third, and fourth quarters of 2022 and full year 2022:

	Quarterly Cash Bonus					Annual Cash Bonus
	1Q 2022	2Q 2022	3Q 2022	4Q 2022	Recapture Bonus
Targeted Adjusted EBITDA ($ in millions) (a)	$(50.2)	$311.7	$485.4	$360.6	$1,107.5	$1,107.5
% of Targeted Adjusted EBITDA Achieved (a)	293.37%	101.18%	103.52%	94.64%	114.59%	114.59%

Performance-Based Cash Bonus Payments:
David D. Smith	$344,925	$344,925	$344,925	$112,101	$232,824	$689,850
Christopher S. Ripley	344,925	344,925	344,925	112,101	232,824	689,850
Lucy A. Rutishauser	100,000	100,000	100,000	32,500	67,500	—
Robert D. Weisbord	343,750	343,750	343,750	111,719	232,031	400,000
(a)In the event that certain events take place that were not contemplated at the time the targets were determined, the Compensation Committee can adjust the targets to exclude the effect of these events. Examples of such events include acquisitions, dispositions, and changes in accounting rules. The targeted Adjusted EBITDA for each of the first, second, third, and fourth quarters and full year 2022 was adjusted for the deconsolidation of Diamond Sports Intermediate Holdings, LLC, and certain of its subsidiaries (the “Deconsolidation”), from our consolidated financial statements, as discussed in Deconsolidation of Diamond Sports Intermediate Holdings LLC under Note 1. Nature of Operations and Summary of Significant Accounting Policies to our consolidated financial statements and related footnotes in our 2022 Annual Report on Form 10-K. The targeted Adjusted EBITDA for each of the second, third, and fourth quarters and full year 2022 was adjusted for the sale of certain assets of Ring of Honor Entertainment. In addition, we target the amount of Adjusted EBITDA used in individual bonus determinations at amounts commensurate with the executive’s sphere of influence.

Adjusted EBITDA is a non-GAAP measure reflective of the operating performance of the entire company. Adjusted EBITDA is calculated as GAAP net income before income from non-controlling interests; provision (benefit) for income taxes; other expenses (income); loss (income) from equity method investments; loss (income) from other investments and impairments; loss (gain) from extinguishment of debt/insurance proceeds; interest expense; interest income; loss (gain) on sale of assets; goodwill and definite-lived intangible assets impairment loss; amortization of intangible assets and other assets; depreciation of property & equipment; total stock-based compensation; amortization of program contract costs; amortization of sports programming rights (prior to the Deconsolidation); and adjustment for non-recurring transaction and transition services, COVID, legal and regulatory costs; less cash film payments and cash sports programming rights payments (prior to the Deconsolidation). We believe this measure best captures Messrs. Ripley, Smith, and Weisbord’s and Ms. Rutishauser’s ability to drive the performance of the Company.

For 2022, Mr. Gibber’s cash bonus consisted of a $289,688 discretionary bonus.

Formula Plan. In 2017, our Board of Directors adopted the Executive Performance Formula and Incentive Plan (Formula Plan), which provides an award pool, equal to not more than 10% of the Company's EBITDA for the plan period, in which awards consisting of cash, shares, equity awards, or a combination thereof are awarded to designated key executives by the Compensation Committee.

Participants in the Formula Plan are awarded a percentage of the award pool at the beginning of the plan period, with no one participant being awarded more than 50% of the award pool for any given plan period. The Compensation Committee may, at its discretion, reduce, but not increase, the maximum award for any participant and the size of the award pool.

All shares used to pay equity awards are granted under, and made subject to the terms of, the SIP, the Predecessor LTIP, or any other Company equity compensation plan, as applicable. For purposes of determining the number of shares subject to such equity awards, the Compensation Committee will value awards in the form of restricted stock, restricted stock units or other full-value share awards at the fair market value of the shares underlying the grant on the date of the equity award and will value awards in the form of options and stock appreciation rights at their fair value on the date of the equity award, as expensed by the Company under applicable accounting rules for purposes of the Company’s financial statements.

During 2020, Mr. Weisbord’s grant of SARs under the Predecessor LTIP, per his employment agreement, was required to meet the conditions of the Formula Plan.
Retirement Plan. Our compensation program includes a retirement plan designed to provide income following a named executive officer’s retirement. Our executive officers are eligible to participate in The Sinclair Broadcast Group, Inc. 401(k) Retirement Savings Plan (the “401(k) Plan”). Contributions made to the 401(k) Plan are matched by the Company, typically in the form of our Class A Common Stock. The match is calculated as 100% on the first 3% of compensation contributed plus 50% up to the next 2% of compensation contributed, subject to Internal Revenue Service regulations. In addition, the Compensation Committee has the ability to make additional discretionary contributions to the 401(k) Plan for the benefit of all employees including executive officers. Calculations of targeted overall compensation for executive officers do not include the benefits expected to be received under the 401(k) Plan. Executive officers participate in the 401(k) Plan on the same terms as all other employees.

Deferred Compensation Plan. Effective January 1, 2014, we established a nonqualified executive benefit plan (the “Deferred Compensation Plan”) provided to a select group of highly compensated employees as determined by the Company. The plan is a voluntary program that allows participants to defer eligible compensation for a minimum of five years, up to normal retirement age, and make investment elections for the deferred compensation. Employees may defer up to 80% of their compensation and/or 100% of certain bonuses. Participants may receive an employer discretionary match on their deferral, or other discretionary employer contributions. Elective deferrals are 100% vested upon contribution. Any employer discretionary contributions vest in increments of 25% each year of service, and are fully vested after four years of service, with all prior service credited towards vesting, or upon disability, death, or attainment of age 65.
Perquisites and Other Benefits. Perquisites and other benefits represent a minimal amount of the executive officers’ compensation. The Compensation Committee annually reviews the perquisites that executive officers receive. The primary perquisites for executive officers are tickets to sporting events and certain business entertainment events and related expenses.
Executive officers are also eligible to participate in our other benefit plans on the same terms as all other employees. These other plans include medical, dental, and vision insurance, disability and life insurance, and the employee stock purchase plan.
Employment Agreements. We do not have employment agreements with David D. Smith or David B. Gibber. Below is a description of the employment agreements we have entered into with our other named executive officers:

Christopher S. Ripley. In March 2014, we entered into an employment agreement with Christopher S. Ripley, which was amended and restated in August 2017. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Ripley at any time, with or without cause. Mr. Ripley received a base salary for 2022 of $1,379,700. Under the agreement, Mr. Ripley has the right to earn an annual performance bonus, which may include a cash portion thereof up to 150% of his base salary for the year in which such performance bonus is paid, at the discretion of the Company’s Compensation Committee (the Performance Bonus). Mr. Ripley’s employment agreement provides that in the event his employment is terminated by the Company without cause or by Mr. Ripley for good reason, Mr. Ripley will be entitled to a payment equal to the sum of (i) his annual base salary, (ii) the average of any cash portions of Performance Bonuses paid to him for the two calendar years immediately preceding the effective date of the termination, and (iii) the sum of any incentive compensation, including common stock grants, common stock option grants, SARs grants, and certain cash bonuses, made to him for the year immediately preceding the effective date of the termination. The severance payment due upon death or disability is equal to the current base salary through the end of the month in which termination occurs and one month of base salary for each full year of continuous employment, in addition to any earned but unpaid vacation time as of the termination date. The agreement also contains non-competition and confidentiality restrictions on Mr. Ripley.

Lucy A. Rutishauser. In March 2001, we entered into an employment agreement with Lucy A. Rutishauser, which was amended and restated in August 2017. The agreement does not have any specified termination date and we have the right to terminate the employment of Ms. Rutishauser at any time, with or without cause. Ms. Rutishauser received a base salary for 2022 of $1,250,000. Effective August 2017, Ms. Rutishauser is entitled to a Special Longevity Bonus, as defined in the agreement, providing for a single lump sum cash payment of $2,500,000 due at the earlier of December 8, 2023 or upon a change-in-control or a termination of employment by the Company without cause or by Ms. Rutishauser with good reason. Additionally, upon termination of employment as a result of death or disability, a percentage of the Special Longevity Bonus will be paid, determined by the total cumulative days of service divided by the total days of service that would have been provided through December 8, 2023. Payment due upon termination, in addition to the Special Longevity Bonus discussed above (which is payable on a termination of employment by the Company without cause or by Ms. Rutishauser with good reason) and any earned but unpaid normal compensation and benefits as of the termination date, in the event of death or disability, termination without cause, termination by employee for good reason or termination by employee without good reason, is equal to the current base salary through the end of the month in which termination occurs and one month of base salary for each full year of continuous employment. The agreement also contains non-competition and confidentiality restrictions on Ms. Rutishauser.

Robert D. Weisbord. In July 1997, we entered into an employment agreement with Robert D. Weisbord which was amended and restated in January 2020. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Weisbord at any time, with or without cause. Mr. Weisbord received a base salary for 2022 of $1,339,000 through February 2022 and 1,375,000 for the remainder of 2022. Under the agreement, Mr. Weisbord has the right to earn a quarterly cash bonus in the amount of up to $125,000 per quarterly period, which may be based on quarterly revenue, cash flow targets, and/or other bonus criteria as further detailed in a separate deal sheet subject to change each year by management, and an annual cash bonus in the amount of up to $200,000, which may be based on bonus criteria as further detailed in a separate deal sheet subject to change each year by management. Also under the employment agreement, payments due upon termination, in addition to any earned but unpaid normal compensation and benefits as of the termination date, in the event of death is equal to the current base salary through the termination date, in the event of disability is equal to the current base salary through the end of the month in which termination occurs, and in the event of termination without cause, by employee for good reason, or due to a change in control is equal to a lump-sum severance in the amount equal to 12 months of Mr. Weisbord’s then current base salary. The agreement also contains non-competition and confidentiality restrictions on Mr. Weisbord.

Accounting and Tax Consideration. In designing our compensatory programs, we consider tax and accounting rules associated with various forms of compensation.

Section 162(m) of the Code generally places a limit of $1 million per year, subject to certain exceptions, on the amount of compensation paid to certain of our executive officers that the Company may deduct on its federal income tax return in any single taxable year. Executive officers subject to Section 162(m) of the Code (the “Covered Employees”) include any individual who served as the CEO or CFO at any time during the taxable year and the three other most highly compensated executive officers (other than the CEO and CFO) for the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following termination of their employment.

To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the Company, the Compensation Committee does not limit its actions with respect to executive compensation to preserve deductibility under Section 162(m) of the Code if the Compensation Committee determines that doing so is in the best interests of the Company.

Executive Compensation Actions After December 31, 2022. For 2023, compensation was set by the Compensation Committee as follows:

Name	Base Salary	% (Decrease) Increase in Base Salary	Maximum Annual Bonus Potential (a)
David D. Smith	$1,314,164	(4.8)%	$1,971,246	(b)
Christopher S. Ripley	1,314,164	(4.8)%	1,971,246	(b)
Lucy A. Rutishauser	1,300,000	4.0%	400,000	(b)
Robert D. Weisbord	1,433,250	4.2%	1,833,250	(b)
David B. Gibber	927,000	—%	—

(a)Excludes bonuses that may be awarded at the discretion of the Compensation Committee, the amounts of which were not previously defined or agreed upon.
(b)Messrs. Smith, Ripley, and Weisbord and Ms. Rutishauser’s Maximum Annual Bonus Potential will be calculated in the same manner as 2022, discussed above under Cash Bonus.

In March 2023, the Compensation Committee also granted restricted stock awards and SAR awards to named executive officers in accordance with the discussion under Long-Term Incentive Compensation above. Messrs. Smith, Ripley, Weisbord, and Gibber and Ms. Rutishauser were granted restricted stock awards of 134,221, 134,221, 62,617, 34,440, and 40,701 shares, respectively, and Messrs. Smith, Ripley, Weisbord, and Gibber and Ms. Rutishauser were granted awards of 413,337, 413,337, 93,926, 75,141, and 206,637 SARs, respectively.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in or incorporated by reference into the Company’s annual report on Form 10-K and the Company’s proxy statement on Schedule 14A.

Compensation Committee

Daniel C. Keith, Chairman
Howard E. Friedman
Benson E. Legg

Summary Compensation Table for 2022, 2021, and 2020

The following table sets forth certain information regarding compensation for services rendered in all capacities during the years ended December 31, 2022, 2021, and 2020 by the named executive officers.

Name and Principal Position	Year	Salary		Stock Awards (a)	Bonus (b)	Option Awards (c)		Non-equity Incentive Plan Compensation (d)	Change in Value of Nonqualified Deferred Compensation Earnings (e)	All Other Compensation (f)	Total
David D. Smith,	2022	$1,379,700		$3,026,427	$—	$3,144,041		$2,069,550	$—	$12,297	$9,632,015
Executive Chairman	2021	1,339,515		6,042,036	—	6,129,451		2,009,273	—	11,697	15,531,972
	2020	1,389,534	(g)	6,000,001	—	—	(j)	1,004,637	—	11,400	8,405,572	(j)
Christopher S. Ripley,	2022	1,379,700		3,026,427	—	3,144,041		2,069,550	5,691	12,297	9,637,706
President and	2021	1,339,515		6,042,036	—	6,129,451		2,009,273	46	11,697	15,532,018
Chief Executive Officer	2020	1,389,534	(g)	6,000,001	—	4,362,760		1,004,637	1,258	11,448	12,769,638
Lucy A. Rutishauser,	2022	1,250,000		1,008,818	—	943,214		400,000	—	47,382	3,649,414
Executive Vice President /	2021	1,050,600		740,584	100,000	919,419		400,000	98,901	43,522	3,353,026
Chief Financial Officer	2020	1,089,831	(g)	713,996	—	654,416		300,000	85,795	58,833	2,902,871
Robert D. Weisbord	2022	1,369,323	(h)	1,008,883	—	—		1,775,000	—	68,889	4,222,095
Chief Operating Officer and	2021	1,300,000		755,259	—	—		1,100,000	175,226	56,469	3,386,954
President / Broadcast	2020	1,128,846	(g)	262,514	—	1,762,787		450,000	132,187	53,583	3,789,917
David B. Gibber	2022	927,000		453,970	289,688	524,007		—	—	36,660	2,231,325
Senior Vice President /	2021	830,769	(i)	402,813	250,000	510,789		—	16,851	33,342	2,044,564
General Counsel

(a)Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock awards granted in 2022, 2021, and 2020. For further information regarding assumptions made in the valuation of stock awards, see Note 3. Stock-Based Compensation Plans to our consolidated financial statements and related footnotes in our 2022 Annual Report on Form 10-K, as well as the Grants of Plan-Based Awards table below. Dividends are paid on all stock awarded after the issuance of such award at the same rate and time as paid to other stockholders as declared by our Board from time to time.
(b)Represents discretionary bonuses earned and approved by the Compensation Committee.
(c)Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of SARs granted in 2022, 2021, and 2020. For further information regarding assumptions made in the valuation of stock awards, see Note 3. Stock-Based Compensation Plans to our consolidated financial statements and related footnotes in our 2022 Annual Report on Form 10-K, as well as the Grants of Plan-Based Awards table below.
(d)Messrs. Smith, Ripley, and Weisbord’s and Ms. Rutishauser’s cash bonuses are dependent on their performance pursuant to the cash bonus calculation as well as market evaluations. See Compensation Discussion and Analysis above for further information.
(e)Represents all earnings (not only above-market earnings) related to the employee’s participation in the Deferred Compensation Plan. Losses related to the employee’s participation in the Deferred Compensation Plan are excluded from the table above. For further detail on the plan, see the Nonqualified Deferred Compensation table below and Compensation Discussion and Analysis, Deferred Compensation Plan above.

(f)All Other Compensation consists of Company contributions to both the Deferred Compensation Plan and the 401(k) Plan, see Compensation Discussion and Analysis, Retirement Plan, and Deferred Compensation Plan for more information, and also includes perquisites paid by the Company.

All Other Compensation for the year ended December 31, 2022 is as follows:

Name	Company Contributions to the 401(k) Plan	Company Contributions to the Deferred Compensation Plan	Perquisites and Other Personal Benefits	Total
Mr. Smith	$12,200	$—	$97	$12,297
Mr. Ripley	12,200	—	97	12,297
Ms. Rutishauser	12,200	35,085	97	47,382
Mr. Weisbord	12,200	56,606	83	68,889
Mr. Gibber	12,200	24,385	75	36,660

(g)For 2020, the annual base salary for Mr. Smith was $1,339,515, for Mr. Ripley was $1,339,515, for Ms. Rutishauser was $1,050,600, and for Mr. Weisbord was $1,100,000. The salary for each named executive officer included an extra pay period in 2020.
(h)Mr. Weisbord’s base salary was $1,339,000 from January 2022 through February 2022 and $1,375,000 from March 2022 through December 2022.
(i)Mr. Gibber’s base salary was $800,000 from January 2021 through August 2021 and $900,000 from September 2021 through December 2021.
(j)In February 2020, Mr. Smith received a SARs grant of 638,298 shares. At the time, the Company recorded an expense of roughly $4.36 million, based on the grant date fair value, computed in accordance with FASB ASC Topic 718. In connection with the settlement of certain derivative litigation relating to the Company’s terminated merger with Tribune Media Company (as discussed in Note 13. Commitments and Contingencies in our 2020 Annual Report on Form 10-K), Mr. Smith agreed to forego, cancel, and return this SARs grant of 638,298 shares. The above table reflects the cancellation of this grant.

Grants of Plan-Based Awards for 2022

The following table sets forth certain information about grants of plan-based awards to the named executive officers during the year ended December 31, 2022.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			All Other Option Awards: Number of Securities Underlying Options	All Other Stock Awards: Number of Shares of Stock	Exercise or Base Price of Option Awards		Grant Date Fair Value of Stock and Option Awards (b)
Name	Grant Date	Threshold	Target	Maximum
David D. Smith	1/31/2022	$344,925	$1,379,700	$2,069,550	330,396	—	$27.48	(d)	$3,144,041
	1/31/2022	—	—	—	—	110,132			3,026,427	(c)
Christopher S. Ripley	1/31/2022	344,925	1,379,700	2,069,550	330,396	—	27.48	(d)	3,144,041
	1/31/2022	—	—	—	—	110,132			3,026,427	(c)
Lucy A. Rutishauser	1/31/2022	100,000	400,000	400,000	99,119	—	27.48	(d)	943,214
	1/31/2022	—	—	—	—	36,711	—		1,008,818	(c)
Robert D. Weisbord	1/31/2022	343,750	1,375,000	1,775,000	—	29,369	—		807,060	(c)
	3/22/2022	—	—	—	—	7,239			201,823	(c)
David B. Gibber	1/31/2022	—	—	—	55,066	—	27.48	(d)	524,007
	1/31/2022	—	—	—	—	16,520	—		453,970	(c)

(a)For Messrs. Smith, Ripley, and Weisbord and Ms. Rutishauser, threshold reflects the minimum payment they are eligible to receive if the quarterly actual Adjusted EBITDA exceeds the targeted Adjusted EBITDA. The quarterly bonus is earned pro rata from zero starting at 92% to 100% of quarterly targeted Adjusted EBITDA. Target reflects the amount that Messrs. Smith, Ripley, and Weisbord and Ms. Rutishauser are eligible to receive if the annual actual Adjusted EBITDA exceeds the targeted Adjusted EBITDA, even if, on a quarterly basis, the quarterly Adjusted EBITDA was not met. For Messrs. Smith, Ripley, and Weisbord, maximum reflects the target plus Messrs. Smith, Ripley, and Weisbord’s annual bonus component earned pro rata from zero starting at 100% to 108% of annual targeted Adjusted EBITDA. For further information regarding Messrs. Smith, Ripley, and Weisbord’s and Ms. Rutishauser’s cash bonuses, see the Primary Elements of Compensation – Cash Bonus section of the Compensation Discussion and Analysis above. During 2022, no other named executive officers were eligible to receive non-equity incentive plan awards. For information related to actual non-equity incentive plan awards see Summary Compensation Table for 2022, 2021, and 2020 above.
(b)This column shows the full grant date fair value of restricted stock awards and SARs. The grant date fair values of the restricted stock and SAR awards were computed in accordance with FASB ASC Topic 718 and do not include estimates for forfeitures. There can be no assurance that the FASB ASC Topic 718 amounts shown in this table will ever be realized by the named executive officer. Dividends are paid on all stock awarded after the issuance of such award at the same rate and time as paid to other stockholders as declared by our Board of Directors from time to time. For further information regarding restricted stock and SAR awards, see the Primary Elements of Compensation – Long-Term Incentive Compensation section of the Compensation Discussion and Analysis above.
(c)Our Class A Common Stock’s closing price per share on January 31, 2022 was $27.48 and on March 22, 2022 was $27.88. Restrictions on restricted stock awards granted in 2022 lapse over two years at 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date and vesting is not dependent on future performance levels; rather it is dependent solely on future service with the Company.
(d)Our Class A Common Stock’s closing price per share on January 31, 2022 was $27.48. The SAR awards granted to Messrs. Smith and Ripley vested immediately and the SAR awards granted to Ms. Rutishauser and Mr. Gibber vested 50% on January 31, 2023 and the remaining 50% will vest on January 31, 2024.

Outstanding Equity Awards at Fiscal Year End for 2022

The following table sets forth certain information about all equity compensation awards held by the named executive officers as of December 31, 2022.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (a)		Market Value of Shares or Units of Stock that have not Vested (b)
David D. Smith	330,396	(c)	—		$27.48	01/31/2032	—		$—
Christopher S. Ripley	330,396	(c)	—		27.48	01/31/2032	201,540	(d)	3,087,593
	548,446	(c)	—		33.05	02/19/2031	—		—
	638,298	(c)	—		28.20	02/24/2030	—		—
	250,000	(c)	—		32.81	02/26/2029	—		—
	225,000	(c)	—		33.80	02/28/2028	—		—
	125,000	(c)	—		33.85	12/31/2026	—		—
	125,000	(c)	—		32.54	12/31/2025	—		—
	125,000	(c)	—		27.36	12/31/2024	—		—
Lucy A. Rutishauser	—		99,119	(e)	27.48	01/31/2032
	41,133		41,134	(f)	33.05	02/19/2031	—		—
	95,745		—		28.20	02/24/2030
Robert D. Weisbord	50,000		100,000	(g)	33.75	01/16/2030	—		—
David B. Gibber	—		55,066	(h)	27.48	01/31/2032	22,614	(i)	346,446
	22,852		22,852	(j)	33.05	02/19/2031	—		—
	26,596		—		28.20	02/24/2030	—		—
(a)For the purposes of this disclosure, any restricted stock that is held by any named executive officer meeting the eligibility criteria for retirement, defined as after age 65 or after age 55, if at such time the named executive officer has had at least ten years of service with the Company, are considered to be vested and are excluded from the above table.
(b)Based on the closing market price of $15.32 per share on January 3, 2023, the first trading day after December 31, 2022.
(c)SARs and options are fully vested on the grant date.
(d)55,066 and 91,408 shares vested in January 2023 and February 2023, respectively, and 55,066 shares will vest in January 2024.
(e)49,559 SARs vested in January 2023 and 49,560 SARs will vest in January 2024.
(f)41,134 SARs vested in February 2023.
(g)50,000 SARs vested in January 2023 and 50,000 SARs will vest in January 2024.
(h)27,533 SARs vested in January 2023 and 27,533 SARs will vest in January 2024.
(i)8,260 and 6,094 shares vested in January 2023 and February 2023, respectively, and 8,260 shares will vest in January 2024.
(j)22,852 SARs vested in February 2023.

Option Exercises and Stock Vested

The following table sets forth information regarding the exercise of options, SARs, and vesting of shares of restricted stock held by the named executive officers during the year ended December 31, 2022.

	Option/SARs Awards		Stock Awards
Name	Number of Securities Underlying Options/SARs Exercised	Value Realized on Exercise (a)	Number of Shares Acquired on Vesting (b)	Value Realized on Vesting (c)
David D. Smith	—	$—	110,132	$2,979,621
Christopher S. Ripley	—	—	197,790	5,251,203
Lucy A. Rutishauser	—	—	36,711	993,216
Robert D. Weisbord	—	—	36,608	996,981
David B. Gibber	—	—	12,920	343,207

(a)The value realized on exercise is calculated by multiplying the number of shares exercised by the appreciation per share, or the closing market price of our Class A Common Stock on the exercise date less the option or SARs exercise price.
(b)The number of shares acquired on vesting also includes shares granted to those named executive officers meeting the eligibility criteria for retirement, defined as after age 65 or after age 55, if at such time the named executive officer has had at least ten years of service with the Company, but are otherwise still subject to transfer restrictions.
(c)Represents the total value realized upon the vesting of restricted shares using the average of the high and low prices of our Class A Common Stock on the vesting dates.

Nonqualified Deferred Compensation

The following table sets forth certain information about nonqualified deferred compensation of the named executive officers during the year ended, and as of, December 31, 2022.

Name	Executive Contributions in Last Fiscal Year (a)	Registrant Contributions in Last Fiscal Year (b)	Aggregate Earnings in Last Fiscal Year (c)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year End
David D. Smith	$—	$—	$—	$—	$—
Christopher S. Ripley	—	—	5,691	—	429,122
Lucy A. Rutishauser	175,427	35,085	(180,991)	—	941,776
Robert D. Weisbord	424,547	56,606	(305,291)	—	1,773,516
David B. Gibber	48,771	24,385	(14,700)	(96,086)	126,522

(a)Represents deferrals made by the participant during 2022.
(b)Represents contributions made by the Company to the participant’s account pursuant to the Deferred Compensation Plan. Amount is also disclosed within footnote (f) of the Summary Compensation Table within the Compensation Discussion and Analysis above.
(c)Represents all earnings and losses related to the participant’s participation in the Deferred Compensation Plan. Losses are excluded from the change in value of nonqualified deferred compensation earnings column in the Summary Compensation Table within Compensation Discussion and Analysis above.

See Deferred Compensation Plan within Compensation Discussion and Analysis above for further description of the plan.

Potential Post-Employment Payments and Benefits

The following table sets forth the potential payments if termination of employment or a change in control for each named executive officer had occurred on December 31, 2022. In addition, the named executive officers may be eligible for payment of their accounts under the Deferred Compensation Plan in the event of a change in control.

Benefits and Payments upon Termination	Termination without cause or by employee for good reason		Termination with cause	Termination by employee without good reason	Change in Control		Death or Disability	Retirement
David D. Smith
Stock Appreciation Rights	$—		$—	$—	$—	(a)	$—	$—
Restricted Stock (b)	—		—	—	—		—	—
Total	$—		$—	$—	$—		$—	$—

Christopher S. Ripley
Severance Payment (c)	$6,563,153		$—	$—	$—		$919,800	$—
Stock Appreciation Rights	—		—	—	—	(a)	—	—
Restricted Stock (d)	3,087,593		—	—	3,087,593		3,087,593	—
Total	$9,650,746		$—	$—	$3,087,593		$4,007,393	$—

Lucy A. Rutishauser
Severance Payment (c)	$5,000,000		$—	$2,500,000	$5,000,000		$4,906,373	$—
Stock Appreciation Rights	—	(e)	—	—	—	(a)	—	—	(e)
Restricted Stock (b)	—		—	—	—		—	—
Total	$5,000,000		$—	$2,500,000	$5,000,000		$4,906,373	$—

Robert D. Weisbord
Severance Payment (c)	$1,375,000		$—	$—	$1,375,000		$—	$—
Stock Appreciation Rights	—	(e)	—	—	—	(a)	—	—	(e)
Restricted Stock (b)	—		—	—	—		—	—
Total	$1,375,000		$—	$—	$1,375,000		$—	$—

David B. Gibber
Stock Appreciation Rights	$—	(e)	$—	$—	$—	(a)	$—	$—
Restricted Stock (d)	346,446		—	—	346,446		346,446	—
Total	$346,446		$—	$—	$346,446		$346,446	$—

(a)Upon a change in control (for awards granted under the SIP) or a dissolution or merger (for awards granted under the Predecessor LTIP), all unvested SARs shall vest and, under the Predecessor LTIP, the named executive officer has the right to exercise the unexercised portion of his or her SARs immediately prior to such event, as defined in the stock appreciation rights agreement. Amounts shown reflect the in-the-money values, if any, of the unexercised SARs based on the difference between the exercise price and the closing market price of $15.32 per share of Class A Common Stock on January 3, 2023, the first trading day after December 31, 2022.
(b)Restricted stock immediately vest and transfer restrictions will lapse upon termination in the event of death or disability, termination by the Company without cause, termination by the named executive officer for good reason, a change in control, or retirement either after age 65 or after age 55, if at such time the named executive officer has had at least ten years of service with the Company, as defined in the restricted stock award agreement. The value of restricted stock is not reflected for named executive officers that have already met the eligibility criteria for retirement, defined as after age 65 or after age 55, if at such time the named executive officer has had at least ten years of service with the Company, as the value is already reflected as earned compensation in other tables reflected in this Proxy.
(c)Represents the severance payment due based on the terms of their employment agreements. See Employment Agreements within Compensation Discussion and Analysis above for more information.

(d)Based on the closing market price of our Class A Common Stock of $15.32 per share on January 3, 2023, the first trading day after December 31, 2022. Restricted stock immediately vest upon termination in the event of death or disability, termination by the Company without cause, termination by the named executive officer for good reason, a change in control, or retirement either after age 65 or after age 55, if at such time the named executive officer has had at least ten years of service with the Company, as defined in the restricted stock award agreement.
(e)Unvested SARs immediately vest upon termination by the Company without cause, termination by the executive officer for good reason, or retirement either after age 65 or after age 55, if at such time the named executive officer has had at least ten years of service with the Company, as defined in the stock appreciation rights agreement. Amounts shown reflect the in-the-money values, if any, of the SARs that would vest based on the difference between the exercise price and the closing market price of $15.32 per share of Class A Common Stock on January 3, 2023, the first trading day after December 31, 2022.

Equity Compensation Plan Information

The equity compensation plan information as of December 31, 2022 was as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities to be issued upon exercise of outstanding options, warrants and rights) (c)
Equity compensation plans approved by security holders	375,000	$30.27	12,065,925
Equity compensation plans not approved by security holders	—	—	—
Total	375,000	$30.27	12,065,925

(a)Includes 375,000 shares related to stock options outstanding. No shares would have been issued if 3,269,916 SARs, with exercise prices ranging from $27.48 to $33.80 per share, were exercised on December 31, 2022. The number of shares issued is determined by dividing the amount from the difference between the aggregate market value of the shares underlying the SARs and the aggregate exercise price of the SARs by the market share price on the date of exercise.
(b)The weighted average exercise price is based on 375,000 outstanding stock options with exercise prices ranging from $27.36 to $33.85 per share and 3,269,916 outstanding SARs with exercise prices ranging from $27.48 to $33.80 per share.
(c)This amount reflects the total shares available for future issuance under the Company’s SIP and the Company’s Employee Stock Purchase Plan.

CEO Pay Ratio For 2022

Item 402(u) of Regulation S-K requires us to disclose the ratio of the annual total compensation of our CEO, Christopher S. Ripley, to the median of the annual total compensation of all other employees.

The annual total compensation of our CEO, as disclosed in the Summary Compensation Table within Compensation Discussion and Analysis above, was $9,637,706 for the year ended December 31, 2022. The annual total compensation of our median employee was $54,186 for the year ended December 31, 2022. Annual total compensation, for both our CEO and median employee, was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K.

Based on the foregoing, our estimate of the ratio of our CEO’s annual total compensation to the median of the annual total compensation of all other employees was 178:1 for the year ended December 31, 2022.

We identified our median employee by gathering the 2022 gross pay, including salary and bonus, for all employees, excluding our CEO, employed by the Company on December 31, 2022. We included all full-time, part-time, and seasonal employees. We made pro rata adjustments for full-time employees which were hired during the year. We believe gross pay is a reasonable, consistently applied compensation measure by which to determine our median employee.

Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

PAY VERSUS PERFORMANCE

The following table sets forth additional compensation information for our principal executive officer (“PEO”) and non-PEO NEOs, including the compensation actually paid (“CAP”) to our PEO and Average CAP to our non-PEO NEOs, as determined in accordance with SEC rules; total shareholder return (“TSR”); net income (loss); and Adjusted EBITDA for the years ended December 31, 2022, 2021, and 2020:

Year	Summary Compensation Table Total for PEO (a)	Compensation Actually Paid to PEO (a) (b)	Average Summary Compensation Table Total for Non-PEO NEOs (a)	Average Compensation Actually Paid to Non-PEO NEOs (a) (b)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) ($ in millions)	Adjusted EBITDA ($ in millions) (d)
					TSR (c)	Peer Group TSR (c)
2022	$9,637,706	$7,306,572	$4,933,712	$4,561,798	$51.76	$65.05	$2,701	$944
2021	15,532,018	13,927,758	6,079,129	5,903,460	84.43	93.35	(326)	1,300
2020	12,769,638	12,891,208	5,455,659	5,557,778	99.09	92.94	(2,429)	1,888
(a)Mr. Ripley was the PEO for all of the years ended December 31, 2022, 2021, and 2020. Non-PEO NEOs for the years ended December 31, 2022 and 2021 were Messrs. David Smith, Weisbord, and Gibber and Ms. Rutishauser and for the year ended December 31, 2020 were Messrs. David Smith, Faber, Weisbord, and Krolik and Ms. Rutishauser.
(b)The following table sets forth the amounts that are deducted from, and added to, the Summary Compensation Table total compensation to calculate the CAP, as determined in accordance with SEC rules, to the PEO and average CAP, as determined in accordance with SEC rules, to the Non-PEO NEOs for the years ended December 31, 2022, 2021, and 2020:

	PEO			Average for Non-PEO NEOs
	2022	2021	2020	2022	2021	2020
Summary Compensation Table total	$9,637,706	$15,532,018	$12,769,638	$4,933,712	$6,079,129	$5,455,659
Stock and SAR awards: (1)
Less: Stock and SAR awards (as reported on the Summary Compensation Table)	(6,170,468)	(12,171,487)	(10,362,761)	(2,527,341)	(3,875,088)	(2,343,740)
Plus:
The fair value at the end of the year for all awards granted during the year that were outstanding and unvested at the end of the year	1,687,222	4,831,800	6,776,597	255,233	365,199	622,438
The change in the fair value at the end of the year compared to the prior year for all awards granted in a prior year that were outstanding and unvested at the end of the year	(1,015,543)	(576,596)	(55,875)	(140,778)	(105,714)	—
The change in the fair value at the vesting date compared to the prior year for all awards granted in a prior year that vested in the current year	23,614	182,572	(599,151)	12,507	29,088	—
The fair value at the vesting date of all awards granted during the year that vested during the year	3,144,041	6,129,451	4,362,760	2,028,465	3,410,846	1,823,421
Compensation actually paid	$7,306,572	$13,927,758	$12,891,208	$4,561,798	$5,903,460	$5,557,778
(1) Includes restricted stock awards and SARs. SARs are valued using the Black-Scholes pricing model as of the date of grant. Adjustments have been made to the assumptions used on the date of grant, including expected years to exercise, expected volatility, annual dividend yield, and risk-free interest rate, to value the SARs on each of the measurement dates.
(c)TSR assumes that an investment of $100 was made in our Class A Common Stock and in each peer group company on December 31, 2019 and that all dividends were reinvested and is measured by dividing total dividends (assuming dividend reinvestment) plus share price change between the beginning and end of the measurement period by the share price at the beginning of the measurement period. The Peer Group is defined as the peer group as set by the Compensation Committee. For a list of companies included in the Peer Group, see Compensation Process within Compensation Discussion and Analysis above.

(d)Adjusted EBITDA is a non-GAAP measure reflective of the operating performance of the entire Company. Adjusted EBITDA is calculated as GAAP net income before income from non-controlling interests; provision (benefit) for income taxes; other expenses (income); loss (income) from equity method investments; loss (income) from other investments and impairments; loss (gain) from extinguishment of debt/insurance proceeds; interest expense; interest income; loss (gain) on sale of assets; goodwill and definite-lived intangible assets impairment loss; amortization of intangible assets and other assets; depreciation of property & equipment; total stock-based compensation; amortization of program contract costs; amortization of sports programming rights (prior to the Deconsolidation); and adjustment for non-recurring transaction and transition services, COVID, legal and regulatory costs; less cash film payments and cash sports programming rights payments (prior to the Deconsolidation).

Relationship between executive compensation and financial performance. The following charts reflect the relationship between the CAP to our PEO and average CAP to our non-PEO NEOs to our TSR (as well as a comparison of our TSR to our Peer Group TSR), our net income (loss), and our Adjusted EBITDA for each of the years ended December 31, 2022, 2021, and 2020:

Performance Measures. As discussed in Compensation Discussion and Analysis above, the primary objectives of our compensation program are to attract and retain the best available people while efficiently utilizing available resources, to enhance the executive officers’ overall performance, to align the long-term interests of our executive officers with those of our stockholders, to improve our overall business performance, and to reward individual performance. This is accomplished through a combination of base salary, long-term incentive compensation, and cash bonus designed to be competitive with comparable employers in the broadcast and media industry. The Compensation Committee considers both the Company’s overall performance and the individual’s performance when setting compensation levels. However, there are no set guidelines or policies outlining the weight of each, as the Compensation Committee assesses each factor at its discretion. For the year ended December 31, 2022, Adjusted EBITDA was the most important financial performance measure used to link executive compensation actually paid to company performance, and no other performance measures were used.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act, requires our officers (as defined in the SEC regulations), directors, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than ten percent (10%) stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports of ownership furnished to us, or written representations that no forms were necessary, we believe that during the past fiscal year our officers, directors, and greater than ten percent beneficial owners complied with all applicable filing requirements, with two exceptions. Benjamin S. Carson Sr. did not timely file a Form 4 reporting the acquisition of Class A Common Stock which was originally due June 13, 2022 and was filed with the SEC on June 16, 2022. Christopher S. Ripley did not timely file a Form 5 reporting two gift dispositions and two corresponding acquisitions of Class A Common Stock by a revocable trust for which he serves as co-trustee which was originally due February 14, 2022 and was filed with the SEC on February 10, 2023.

RELATED PERSON TRANSACTIONS

Our related person transaction policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which the Company was or is to be a participant, wherein the amount involved exceeds or has the potential to exceed $120,000 and a related person had or will have a direct or indirect material interest. The Board of Directors has determined that certain transactions falling within the characteristics above do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not deemed to be related person transactions.

Prior to entering into a related party transaction, the director or executive officer who is a related person or has an immediate family member who is a related person must provide notice to the Chief Compliance Officer and general counsel of the facts and circumstances of the proposed related person transaction, including the related person’s relationship to the Company and the person’s interest in the transaction; the material terms of the proposed transaction, including the aggregate value or, in the case of indebtedness, the aggregate principal and interest rate; the benefits to the Company of the proposed transaction; if applicable, the availability of other sources of comparable products or services; and an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party. The Chief Compliance Officer, upon consultation with general counsel, will determine whether the proposed transaction is a related person transaction for purposes of our related person transaction policy and may meet with the relevant business unit or function leader to confirm and supplement the information in the notice. Any proposed transaction determined to be a related person transaction will be submitted to the Audit Committee of the Board of Directors, with copies to the Chief Financial Officer and Chief Accounting Officer, for consideration.

The Audit Committee will consider all the relevant facts and circumstances, including the benefits to the Company, the potential effect on a director’s independence of entering into the transaction, the availability of other sources for the products or services, the terms of the transaction, and the terms available to unrelated third parties generally and may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company and has terms that are no less favorable to the Company than those available with an unrelated third-party. The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with approval of the related person transaction.

Any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Audit Committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the Audit Committee, if any, and that all required disclosures regarding the related person transaction are made.

Prior to the adoption of our related person transaction policy, consistent with the Nasdaq listing requirements and the Audit Committee charter, the Audit Committee reviewed or approved all related person transactions requiring disclosure under SEC regulations to the extent such transactions were entered into or amended since February 2004. Certain transactions mentioned in the reference below were not approved pursuant to the current related person transaction policy because they were entered into before the policy’s existence.

Dr. Frederick G. Smith, a Vice President of the Company and a member of the Company’s Board of Directors, is the brother of David D. Smith, Executive Chairman of the Company and Chairman of the Company’s Board of Directors; J. Duncan Smith, a Vice President of the Company and Secretary of the Company’s Board of Directors; and Robert E. Smith, a member of the Company’s Board of Directors. Dr. Frederick G. Smith received total compensation of $0.8 million, consisting of salary and bonus, for the year ended December 31, 2022. J. Duncan Smith, a Vice President of the Company and Secretary of the Company’s Board of Directors, is the brother of David D. Smith, Executive Chairman of the Company and Chairman of the Company’s Board of Directors; Dr. Frederick G. Smith, a Vice President of the Company and a member of the Company’s Board of Directors; and Robert E. Smith, a member of the Company’s Board of Directors. J. Duncan Smith received total compensation of $0.8 million, consisting of salary and bonus, for the year ended December 31, 2022. As executive officers of the Company, the compensation of Dr. Frederick G. Smith and Mr. J. Duncan Smith is approved by the Compensation Committee.

Jason Smith, an employee of the Company, is the son of Dr. Frederick G. Smith. Dr. Frederick G. Smith is a Vice President of the Company and a member of the Company’s Board of Directors. Jason Smith received total compensation of $0.6 million, consisting of salary and bonus, for the year ended December 31, 2022. Ethan White, an employee of the Company, is the son-in-law of J. Duncan Smith. J. Duncan Smith is a Vice President of the Company and Secretary of the Company’s Board of Directors. Ethan White received total compensation of $0.1 million, consisting of salary and bonus, for the year ended December 31, 2022. Amberly Thompson, an employee of the Company, is the daughter of Donald H. Thompson. Donald H. Thompson is Executive Vice President / Chief Human Resources Officer of the Company. Amberly Thompson received total compensation of $0.1 million, consisting of salary and bonus, for the year ended December 31, 2022. Edward Kim, an employee of the company, is the brother-in-law of Christopher S. Ripley. Christopher S. Ripley is President and Chief Executive Officer of the Company. Edward Kim received total compensation of $0.2 million, consisting of salary, and was granted restricted stock awards with respect to 302 shares, vesting over two years, for the year ended December 31, 2022. Messrs. Jason Smith, White, and Kim, and Ms. Thompson’s total compensation is consistent with other Company employees in similar positions.

For further information regarding related person transactions, including a description of all related party transactions that took place during our last fiscal year, see Note 15. Related Person Transactions to our consolidated financial statements in our 2022 Annual Report on Form 10-K.

Code of Business Conduct and Ethics. We have adopted a code of business conduct and ethics that applies to all of our directors, officers, and employees (including our chief executive officer, chief financial officer, chief accounting officer, corporate controller, and any person performing similar functions). We have made the Code of Business Conduct and Ethics available on our website at www.sbgi.net. We will disclose promptly any waiver from or amendment to the Code of Business Conduct and Ethics for our executive officers or directors as required by law, SEC regulations or Nasdaq listing requirements, by posting such disclosure on our website.

Indemnification and Advancement of Expenses. The Maryland General Corporation Law requires that the Company disclose in this proxy statement any indemnification of, or advance of expenses to, a director, if arising out of a proceeding by or in the right of the Company. In 2021, David D. Smith, our Executive Chairman and Chairman of the Board, was named in an action initiated by a single stockholder seeking recovery on behalf of the Company of short swing profits allegedly realized under Section 16(b) of the Securities Exchange Act. The Board of Directors, upon the advice of counsel, determined that Mr. Smith met the standard of conduct required for indemnification under Section 2-418(b) of the Maryland General Corporation Law and the Company’s certificate of incorporation and bylaws with respect to the transactions on which the claim asserted in the complaint was based. The Board of Directors agreed to advance Mr. Smith his reasonable expenses incurred in connection with the proceeding, while Mr. Smith agreed to repay to the Company any amount advanced to him or on his behalf in the event and to the extent that it was ultimately determined that the standard of conduct was not met. Ultimately, a settlement was reached in the matter and the Company advanced to Mr. Smith approximately $219,000 to cover his reasonable legal expenses incurred in connection with the matter. The Company did not indemnify Mr. Smith for the amount of the settlement that was payable to the Company.

Anti-Hedging Policy. As part of our insider trading policy, all directors, including non-employee directors; executives, including our named executive officers; officers; and certain corporate personnel are permitted to make margin loans using Company securities in support therefore and to pledge Company securities in support of loans on which they are obligated, but are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset any decrease in the market value of the Company securities that are directly or indirectly held by such person.

AUDIT COMMITTEE, AUDIT FEES, AND AUDITOR INDEPENDENCE

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company incorporated it by specific reference.

The Audit Committee has received from Sinclair’s independent registered public accounting firm, PwC, written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), regarding PwC’s independence, including communications between PwC and us regarding PwC’s independence, and has discussed with PwC its independence. The Audit Committee has discussed whether the provision of non-audit services by PwC is compatible with maintaining PwC’s independence. PwC has stated that it believes that it is in full compliance with all of the independence standards established under generally accepted auditing standards and the rules of the SEC. The Audit Committee concurs and has approved all non-audit services provided by PwC in 2022. The Audit Committee also has discussed with PwC the matters required to be discussed by the applicable standards of the PCAOB, including the selection of and changes in Sinclair’s significant accounting policies, the basis for management’s accounting estimates, PwC’s conclusions regarding the reasonableness of those estimates and the disclosures included in the financial statements.

The Audit Committee met with management and representatives of PwC in connection with PwC’s audit of Sinclair’s consolidated financial statements and related schedule for the year ended December 31, 2022 and reviewed and discussed such financial statements with management. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of Sinclair’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of Sinclair’s internal control over financial reporting. Based on such review and discussion with management, and based on the Audit Committee’s reviews and discussions with PwC regarding its independence and the matters required to be discussed by the PCAOB and the SEC, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s assessment of the effectiveness of Sinclair’s internal control over financial reporting be included in Sinclair’s Annual Report on Form 10-K and the Board has approved that recommendation.

The Audit Committee has reviewed and discussed the fees paid to PwC during the last year for audit and non-audit services, which are set forth in this proxy statement under “Disclosure of Fees Charged by Independent Registered Public Accounting Firm,” and has determined that the provision of the non-audit services is compatible with PwC’s independence.

Audit Committee

Laurie R. Beyer, Chairman
Benjamin S. Carson, Sr.
Daniel C. Keith

Disclosure of Fees Charged by Independent Registered Public Accounting Firm. The following summarizes the fees charged by PwC for certain services rendered to us during 2022 and 2021, respectively:

	Year ended December 31,
	2022	2021
Audit fees (a)	$3,124,800	$3,977,098
Audit-related fees (b)	7,000	622,800
Tax fees (c)	771,915	1,099,267
All other fees (d)	954	49,420
Total	$3,904,669	$5,748,585

(a)Fees paid for annual audits of our consolidated financial statements and effectiveness of internal control over financial reporting and reviews of interim consolidated financial statements.
(b)Fees paid for services related to the quarter review and annual audit of the financial statements of some of our subsidiaries and debt offerings. For the year ended December 31, 2022, excludes fees related to Diamond Sports Intermediate Holdings, LLC, and certain of its subsidiaries, due to the Deconsolidation, as discussed in Deconsolidation of Diamond Sports Intermediate Holdings LLC under Note 1. Nature of Operations and Summary of Significant Accounting Policies to our consolidated financial statements and related footnotes in our 2022 Annual Report on Form 10-K.
(c)Tax fees incurred for tax planning, compliance, and due diligence services. For the year ended December 31, 2022, excludes fees related to Diamond Sports Intermediate Holdings, LLC, and certain of its subsidiaries, due to the Deconsolidation, as discussed in Deconsolidation of Diamond Sports Intermediate Holdings LLC under Note 1. Nature of Operations and Summary of Significant Accounting Policies to our consolidated financial statements and related footnotes in our 2022 Annual Report on Form 10-K.
(d)Fees incurred related to permitted services not included in the category descriptions provided.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm. The Audit Committee maintains a pre-approval policy that provides guidelines for the audit, audit-related, tax, and other permissible non-audit services that may be provided by the independent registered public accounting firm (the independent auditors) in order to ensure that the provision of such services does not impair the auditor’s independence. Under this policy, which remains in effect, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter, along with a specified list of audit-related and tax services. If any service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee and the independent auditors may not begin work on any engagement without confirmation of the Audit Committee pre-approval from the Chief Accounting Officer or his or her delegate. In accordance with this policy, the Chairman of the Audit Committee has been authorized by the Committee to pre-approve any audit-related, tax, or other permissible non-audit service engagements of the independent auditors.

For the fiscal years ended December 31, 2022 and 2021, the Audit Committee pre-approved all services described above in the captions audit-related fees, tax fees, and all other fees. None were approved pursuant to the waiver of pre-approval provisions set forth in Regulation S-X of the Exchange Act. For the fiscal year ended December 31, 2022, less than 50% of the hours expended on PwC’s engagement to audit our financial statements were attributed to work performed by persons other than full-time, permanent employees of PwC.

STOCKHOLDER PROPOSALS

Any stockholder proposal pursuant to Rule 14a-8 under the Exchange Act to be considered for inclusion in the Company’s proxy materials for the 2024 annual meeting of stockholders must be received by notice delivered to the Secretary of the Company at the Company’s office at 10706 Beaver Dam Road, Hunt Valley, Maryland 21030, no later than December 7, 2023. However, if the 2024 annual meeting of stockholders is held (i) more than 30 days before or after the anniversary of the 2023 annual meeting of stockholders, then any stockholder proposal pursuant to Rule 14a-8 must be received within a reasonable time before the 2024 annual meeting of stockholders begins to enable the Company to print and mail its proxy materials. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s proxy statement and any stockholder proposal must comply with the requirements of Rule 14a-8 under the Exchange Act.

The Company’s bylaws include separate advance notice provisions applicable to stockholders desiring to bring proposals or nominations for directors before an annual stockholders’ meeting other than pursuant to Rule 14a-8. These advance notice provisions require that, among other things, stockholders give timely written notice to the Secretary of the Company at the address set forth above regarding such nominations or proposals and provide the information and satisfy the other requirements set forth in the Company’s bylaws. To be timely, a stockholder who intends to present nominations or a proposal at the 2024 annual meeting of stockholders other than pursuant to 14a-8 must provide the information set forth in the Company’s bylaws to the Secretary of the Company at the address set forth above no earlier than 5:00 p.m. eastern time on November 7, 2023 and no later than 5:00 p.m. eastern time on December 7, 2023. However, if the 2024 annual meeting of stockholders is held more than 30 days before or after the anniversary of the 2023 annual meeting of stockholders, then the information must be received by 5:00 p.m. eastern time on the later of the one hundred twentieth (120th) day prior to the date of the 2024 annual meeting of stockholders or the tenth (10th) day following the day on which public announcement of the date of the 2024 annual meeting of stockholders is first made.

In addition to satisfying the foregoing requirements under the Company's bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of nominees other than the Company’s nominees to the Board of Directors at the 2024 annual meeting of stockholders must satisfy the requirements of Rule 14a-19 under the Exchange Act, including by providing notice and the information required thereunder no later than March 19, 2024. However, if the 2024 annual meeting of stockholders is held more than 30 days before or after the anniversary of the 2023 annual meeting of stockholders, then such notice and the information required thereunder must be received by the later of 60 days prior to the date of the 2024 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2024 annual meeting of stockholders is first made.

If a stockholder fails to meet these deadlines, we may exclude the nominations or proposal from inclusion in the Company’s proxy materials or for consideration at the 2024 annual meeting of stockholders.

BY ORDER OF THE BOARD OF DIRECTORS

J. Duncan Smith, Secretary

Baltimore, Maryland
April 5, 2023

ANNUAL MEETING OF STOCKHOLDERS OF

SINCLAIR BROADCAST GROUP, INC.

May 18, 2023

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, 2022 annual report to stockholders and proxy card are available at http://www.astproxyportal.com/ast/26141/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20930304000000000000 9 051823

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND "3 YEARS" ON PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of nine directors for a one-year term as set forth in the proxy statement.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for the fiscal year ending December 31, 2023.	☐	☐	☐
3. Approval, by non-binding advisory vote, on our executive compensation.	☐	☐	☐

	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
4. Non-binding advisory vote on the frequency of non-binding advisory votes on our executive compensation.	☐	☐	☐	☐

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given with respect to a proposal, this proxy will be voted as recommended by the Board of Directors as disclosed in the proxy statement.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1

SINCLAIR BROADCAST GROUP, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING ON MAY 18, 2023

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND "3 YEARS" ON PROPOSAL 4.

The undersigned hereby authorizes and directs Empower Retirement, as trustee (the "Trustee") of the Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan, to vote as proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of Sinclair Broadcast Group, Inc. (the "Company") to be held on May 18, 2023 at the Company's corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030 at 10:00 a.m. local time, and at any adjournment or postponement thereof, all shares of common stock of the Company allocated to the account of the undersigned under such Plan, on the proposals set forth on the reverse hereof and in accordance with the Trustee's discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The Annual Meeting of Stockholders of the Company will also be held via a live teleconference or webcast. To listen to the teleconference or webcast of the Annual Meeting of Stockholders of the Company, stockholders may either login via the internet at https://www.webcaster4.com/Webcast/Page/2063/47815 or call 888-506-0062 for toll free access or 973-528-0011 for international access and reference participant access code 334144. Those planning to listen to the livestream should connect to the teleconference or webcast at least 10 minutes prior to the start of the meeting. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement for the Annual Meeting on May 18, 2023.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED BY THE TRUSTEE IN ITS SOLE DISCRETION IN THE BEST INTEREST OF THE PLAN PARTICIPANTS AND BENEFICIARIES.

PLEASE MARK, SIGN, DATE AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Not valid unless dated and signed on the reverse side)

COMMENTS:

1.1

ANNUAL MEETING OF STOCKHOLDERS OF

SINCLAIR BROADCAST GROUP, INC.

May 18, 2023

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, 2022 annual report to stockholders and proxy card are available at http://www.astproxyportal.com/ast/26141/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20930304000000000000 9   051823

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND "3 YEARS" ON PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of nine directors for a one-year term as set forth in the proxy statement.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for the fiscal year ending December 31, 2023.	☐	☐	☐
3. Approval, by non-binding advisory vote, on our executive compensation.	☐	☐	☐

	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
4. Non-binding advisory vote on the frequency of non-binding advisory votes on our executive compensation.	☐	☐	☐	☐

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given with respect to a proposal, this proxy will be voted as recommended by the Board of Directors as disclosed in the proxy statement.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1

SINCLAIR BROADCAST GROUP, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING ON MAY 18, 2023
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND "3 YEARS" ON PROPOSAL 4.

The undersigned hereby appoints David D. Smith and Frederick G. Smith, or either of them, as attorneys-in-fact, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of Sinclair Broadcast Group, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 18, 2023 at the Company's corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030 at 10:00 a.m. local time, and at any adjournment or postponements thereof. The Annual Meeting of Stockholders of the Company will also be held via a live teleconference or webcast. To listen to the teleconference or webcast of the Annual Meeting of Stockholders of the Company, stockholders may either login via the internet at https://www.webcaster4.com/Webcast/Page/2063/47815, or call 888-506-0062 for toll free access or 973-528-0011 for international access and reference participant access code 334144. Those planning to listen to the livestream should connect to the teleconference or webcast at least 10 minutes prior to the start of the meeting.

(Not valid unless dated and signed on the reverse side)

COMMENTS:

1.1

ANNUAL MEETING OF STOCKHOLDERS OF

SINCLAIR BROADCAST GROUP, INC.

May 18, 2023

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, 2022 annual report to stockholders and proxy card are available at http://www.astproxyportal.com/ast/26141/

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20930304000000000000 9 051823

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND "3 YEARS" ON PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of nine directors for a one-year term as set forth in the proxy statement.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for the fiscal year ending December 31, 2023.	☐	☐	☐
3. Approval, by non-binding advisory vote, on our executive compensation.	☐	☐	☐

	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
4. Non-binding advisory vote on the frequency of non-binding advisory votes on our executive compensation.	☐	☐	☐	☐

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given with respect to a proposal, this proxy will be voted as recommended by the Board of Directors as disclosed in the proxy statement.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.